 Exhibit (a)(1)(A)
Offer to Exchange
EXELA TECHNOLOGIES, INC.
Offer to Exchange up to 100,000,000 shares of its Common Stock (in 20 share increments) for up to $125,000,000 aggregate liquidation preference of its
6.00% Series B1 Cumulative Convertible Perpetual Preferred Stock
Offer to Exchange up to 900,328 shares of its 6.00% Series B Cumulative Convertible
Perpetual Preferred Stock for up to 900,328 shares of its
6.00% Series B1 Cumulative Convertible Perpetual Preferred Stock
Exela Technologies, Inc. (“we”, “us”, the “Company” or “Exela”) is offering (the “Offer”) to exchange up to 100,000,000 shares of its outstanding common stock, par value $0.0001 per share (the “Common Stock”), for its 6.00% Series B1 Cumulative Convertible Perpetual Preferred Stock (“Series B1 Preferred Stock”), with each 20 shares of Common Stock being exchangeable in the Offer for one share of Series B1 Preferred Stock having a liquidation preference of $25.00 per share of Series B1 Preferred Stock (an effective price of $1.25 per share of Common Stock) (the “Common Stock Offer”). Common Stock may only be tendered in increments of 20 shares. Exela is also offering to exchange all of the outstanding 6.00% Series B Cumulative Convertible Perpetual Preferred Stock (“Series B Preferred Stock”) for Series B1 Preferred Stock, with each share of Series B Preferred Stock being exchangeable in the Offer for one share of Series B1 Preferred Stock and an amount in cash equal to the accrued but unpaid dividends on the Series B Preferred Stock through the date of issue of the Series B1 Preferred Stock (the “Preferred Stock Offer” and together with the Common Stock Offer, the “Offer). The Offer will be upon the terms and subject to the conditions set forth in this Offer to Exchange (as amended and supplemented from time to time, this “Offer to Exchange”) and the related Offer materials (as amended and supplemented from time to time, the “Offer Documents”).

THE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 16, 2022, UNLESS EXTENDED BY THE COMPANY (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).
If you hold your stock through a broker or other nominee, the broker or other nominee will likely have an earlier deadline by which you must give them instructions. Each brokerand nominee is different and you must follow the applicable requirements and deadlines of your broker or nominee.

For Each:	Consideration to be Received:
20 shares of Common Stock	1 share of Series B1 Preferred Stock, with a liquidation preference equal to $25.00
1 share of Series B Preferred Stock	1 share of Series B1 Preferred Stock plus an amount in cash equal to the accrued and unpaid dividends on the Series B Preferred Stock through the date of issuance of the Series B1 Preferred Stock
The terms of the Series B1 Preferred Stock will be substantially the same as the terms of the Series B Preferred Stock, except that on all matters submitted to a vote of the stockholders of the Company, the holders of Series B1 Preferred Stock will vote with the Common Stock as a single class, the Company will have the option to pay dividends on the Series B1 Preferred Stock by issuing shares of Common Stock valued at the Five-Day VWAP as of the second business day prior to the applicable dividend payment date, and the Series B1 Preferred Stock will rank senior to the Series B Preferred Stock upon liquidation and in the right to receive dividends. Each share of Series B1 Preferred Stock will have a number of votes equal to the whole number of shares into which such Series B1 Preferred Stock is then convertible.
Holders of shares of our Series B1 Preferred Stock will be entitled to receive, when, as and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative dividends at the rate of 6.00% per annum of the $25.00 liquidation preference per share of our Series B1 Preferred Stock, and will participate in any dividend or distribution of cash or other property paid in respect of our Common Stock pro rata with the holders of the Common Stock, in each case subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series B1 Preferred Stock (including our currently outstanding Series A Preferred Stock) with respect to dividend rights. See “Description of Series B1 Preferred Stock — Dividends” for additional detail.
The Series B1 Preferred Stock will be redeemable by us upon the occurrence of a Change of Control (defined below), in whole but not in part, within 120 days after the first date on which such Change of Control occurred for cash at $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) to, but not including, the redemption date. For additional detail and the definition of a “Change of Control”, see “Description of Series B1 Preferred Stock — Change of Control Optional Redemption”.
Holders of our Series B1 Preferred Stock will have the option to convert some or all of the outstanding shares of Series B1 Preferred Stock initially into shares of Common Stock at a Conversion Price of $1.25 (subject to adjustment in certain events). In addition, if at any time the Five-Day VWAP of our Common Stock exceeds the Conversion Price, we will have the option to convert the outstanding shares of Series B1 Preferred Stock into shares of Common Stock at the Conversion Price. See “Description of Series B1 Preferred Stock — Conversion Rights” for additional detail.
Accordingly, because our Series B1 Preferred Stock will have no maturity date, and we will not be required to redeem our Series B1 Preferred Stock at any time, our Series B1 Preferred Stock will remain outstanding indefinitely unless a holder of shares of our Series B1 Preferred Stock decides to convert it or we decide to convert or redeem it.
On April 15, 2022, the last reported sales price of our Common Stock on The Nasdaq Capital Market prior to the commencement of the Offer was $0.35 per share. On April 15, 2022, we had 484,557,092 shares of Common Stock outstanding.
On April 15, 2022, the last reported sales price of our Series B Preferred Stock on The Nasdaq Capital Market prior to the commencement of the Offer, was $9.05 per share. On April 15, 2022, we had 900,328 shares of Series B Preferred Stock outstanding.
We intend to file an application to list the Series B1 Preferred Stock on The Nasdaq Capital Market under the symbol “XelaB.” If this application is approved, trading in the Series B1 Preferred Stock is expected to commence within a 30-day period after the initial delivery of the Series B1 Preferred Stock. If the application is not approved, we intend to file an application to admit the Series B1 Preferred Stock for trading on the OTC.
The Offer is subject to the conditions discussed under “The Offer — Conditions to the Completion of the Offer”.
The Offer Documents contain important information. You are encouraged to read the Offer Documents, and the documents we incorporate by reference herein, in their entirety before making any decision regarding the Offer.
Investing in the Series B1 Preferred Stock involves a high degree of risk. Please see the section entitled “Risk Factors” of this Offer to Exchange for a discussion of information that you should consider before exchanging Common Stock in the Offer.
Our board of directors (“Board of Directors”) has approved the Offer; however, neither our Board of Directors nor any other person is making any recommendation as to whether you should exchange your shares of Common Stock for Series B1 Preferred Stock. Your participation in the Offer is voluntary.
The Offer commenced on April 18, 2022 (the date the materials relating to the Offer were first sent to the record holders of Common Stock) and will end on the Expiration Date.
We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the issuance of the Series B1 Preferred Stock in the Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(E) of the Securities Act to provide a pre-emption of the registration and qualification requirements of the state securities laws for the issuance of the Series B1 Preferred Stock in the Offer. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer. No broker, dealer, salesperson, agent or other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer.
NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OFFER OR THE SERIES B1 PREFERRED STOCK OR DETERMINED IF THIS OFFER TO EXCHANGE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The Exchange Agent for the Offer is Continental Stock Transfer & Trust Company and the Information Agent for the Offer is D.F. King & Co., Inc.
The date of this Offer to Exchange is April 18, 2022.

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IMPORTANT NOTICE
Any holder desiring to tender shares of Common Stock or Series B Preferred Stock (collectively, “Subject Securities”) in the Offer must follow the instructions set forth herein under “The Offer — Procedures for tendering shares of Common Stock and Series B Preferred Stock in the Offer”.
All tenders of shares of Common Stock and Series B Preferred Stock must be made before the Offer expires at 11:59 p.m., New York City time, on May 16, 2022 (unless the Offer is extended).
Tendering stockholders will not be obligated to pay brokerage fees or commissions, or fees and expenses of the Exchange Agent.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK OR SERIES B PREFERRED STOCK IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE EXCHANGE AGENT OR THE INFORMATION AGENT.
We are not making the Offer to, and will not accept any tendered shares of Common Stock or Series B Preferred Stock from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction and will take such actions if required by applicable SEC rules and regulations. The delivery of this Offer to Exchange shall not under any circumstances create any implication that the information contained herein, or incorporated herein by reference, is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein, or incorporated herein by reference, since the date hereof, or in the case of information incorporated herein by reference, since the date thereof.
This Offer to Exchange and the accompanying Letter of Transmittal contain important information which should be read carefully and in its entirety before any decision is made with respect to the Offer.
To request additional copies of the Offer Documents or for any requests for assistance, please contact the Information Agent at (toll-free) (888) 644-6071 or (collect) (212) 269-5550 or email: exela@dfking.com. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
You should consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your shares of Common Stock and/or Series B Preferred Stock for exchange and, if so, the amount of shares of Common Stock and/or Series B Preferred Stock to tender.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS
Statements contained in the Offer Documents that are not historical in nature are forward-looking statements.
You can identify these statements and other forward-looking statements in this filing by words such as “may”, “will”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words and expressions or the negative of such terms or other comparable terminology. You should read these statements carefully because they contain projections of our future results of operations or financial condition, or state other “forward-looking” information. These forward-looking statements include statements regarding our industry, future events, estimated or anticipated future results and benefits, future opportunities for Exela, and other statements that are not historical facts. These forward-looking statements are based on the current expectations of Exela’s management and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties regarding Exela’s businesses, and actual results may differ materially. The factors that may affect our results include, among others:
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the impact of political and economic conditions on the demand for our services;

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the impact of the COVID-19 pandemic;

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the impact of a data or security breach;

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the impact of competition or alternatives to our services on our business pricing and other actions by competitors;

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our ability to address technological development and change in order to keep pace with our industry and the industries of our customers;

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the impact of terrorism, natural disasters or similar events on our business;

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the effect of legislative and regulatory actions in the United States and internationally;

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the impact of operational failure due to the unavailability or failure of third-party services on which we rely; and

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the effect of intellectual property infringement.

You should consider these factors carefully in evaluating these forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the Offer Documents. It is impossible for us to predict new events or circumstances that may arise in the future or how they may affect us, and we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity and the development of the industry in which we operate may differ materially from these forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of the Offer Documents. In addition, these forward-looking statements provide Exela’s expectations, plans or forecasts of future events and views as of the date of the Offer Documents. Exela anticipates that subsequent events and developments will cause Exela’s assessments to change. These forward-looking statements should not be relied upon as representing Exela’s assessments as of any date subsequent to the date of the Offer Documents.
Refer to the section titled “Risk Factors” in this Offer to Purchase, to any other risk factors set forth in any information incorporated by reference into this Offer to Purchase to better understand the risks and uncertainties inherent in our business and underlying these forward-looking statements, as well as any other risk factors and cautionary statements described in the documents we file from time to time with the SEC, including those discussed in our Annual Report on Form 10-K under the headings “Risk Factors”, “Legal Proceedings”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and otherwise identified or discussed in our Annual Report on Form 10-K, which is incorporated by reference into this Offer to Exchange.

SUMMARY OF THE OFFER
The Offer Documents contain important information that should be read carefully before any decision is made with respect to the Offer. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in, or incorporated by reference into, this Offer to Exchange and the other Offer Documents. Capitalized terms used but not otherwise defined in this summary have the meanings assigned to them elsewhere in the Offer Documents.
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What is the Common Stock Offer?

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In the Common Stock Offer, the Company is offering to exchange shares of Common Stock in 20 share increments and then retiring those shares. The Company is paying one share of Series B1 Preferred Stock for each 20 shares, thus for each increment of 20 shares, a shareholder will receive one Series B1 Preferred Stock having a liquidation preference of $25.00 per share of Series B1 Preferred Stock (the equivalent of $1.25 per share of Common Stock).

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The $1.25 liquidation preference per common share equivalent of the Series B1 Preferred Stock represents a 257% increase over the last reported sales price of our Common Stock as of April 15, 2022, on The Nasdaq Capital Market.

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You should read the Offer Documents in their entirety and consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your shares of Common Stock.

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What is the Preferred Stock Offer?

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In the Preferred Stock Offer, the Company is offering to exchange Series B Preferred Stock and then retiring those shares. For each share of Series B Preferred Stock, a stockholder will receive one share of Series B1 Preferred Stock plus an amount in cash equal to the accrued and unpaid dividends on the Series B Preferred Stock through the date of issuance of the Series B1 Preferred Stock.

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You should read the Offer Documents in their entirety and consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your shares of Common Stock.

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What are the terms of the Series B1 Preferred Stock?

The terms of the Series B1 Preferred Stock will be substantially the same as the terms of the Series B Preferred Stock, except that on all matters submitted to a vote of the stockholders of the Company, the holders of Series B1 Preferred Stock will vote with the Common Stock as a single class, the Company will have the option to pay dividends on the Series B1 Preferred Stock by issuing shares of Common Stock valued at the Five-Day VWAP as of the second business day prior to the applicable dividend payment date, and the Series B1 Preferred Stock will rank senior to the Series B Preferred Stock upon liquidation and in the right to receive dividends. Each share of Series B1 Preferred Stock will have a number of votes equal to the whole number of shares into which such Series B1 Preferred Stock is then convertible.
Holders of shares of our Series B1 Preferred Stock will be entitled to receive, when, as and if authorized by our Board of Directors and declared by us out of funds legally available for the payment of dividends, cumulative dividends at the rate of 6.00% per annum of the $25.00 liquidation preference per share of our Series B1 Preferred Stock, and will participate in any dividend or distribution of cash or other property paid in respect of our Common Stock pro rata with the holders of the Common Stock, in each case subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series B1 Preferred Stock (including our currently outstanding Series A Preferred Stock) with respect to dividend rights. Dividends may be paid in the form of cash or in shares of Common Stock valued at the Five-Day VWAP as of the second business day prior to the applicable dividend payment date. See “Description of Series B1 Preferred Stock — Dividends” for additional detail.
The Series B1 Preferred Stock is redeemable by us upon the occurrence of a Change of Control (defined below), in whole but not in part, within 120 days after the first date on which such Change of Control occurred for cash at $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) to, but not including, the redemption date. For additional detail and the definition of a “Change of Control”, see “Description of Series B1 Preferred Stock — Change of Control Optional Redemption”.
Holders of our Series B1 Preferred Stock have the option to convert some or all of the outstanding shares of Series B1 Preferred Stock initially into shares of Common Stock at a Conversion Price of $1.25 (subject to adjustment in certain events). In addition, if at any time the Five-Day VWAP of our Common Stock exceeds the Conversion Price, we have the option to convert the outstanding shares of Series B1 Preferred Stock into shares of Common Stock at the Conversion Price. See “Description of Series B1 Preferred Stock — Conversion Rights” for additional detail.
Accordingly, because our Series B1 Preferred Stock has no maturity date, and we are not required to redeem our Series B1 Preferred Stock at any time, our Series B1 Preferred Stock will remain outstanding indefinitely unless a holder of shares of our Series B1 Preferred Stock decides to convert it or we decide to convert or redeem it.
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If I hold through a brokerage firm (e.g., Schwab, TD Ameritrade, Fidelity, Robinhood, etc.), how do I participate in the Offer?

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To tender your shares in the Offer, you need to contact your brokerage firm and follow their procedures for instructing them to tender your shares. This is typically found in the messaging center or documents center in your online portal.

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Because it may take some time for the broker to process your instructions, you should contact them far enough in advance of the Expiration Date to enable them to follow your instructions. The Expiration Date is 11:59 p.m., New York City time, on May 16, 2022.

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If you are having difficulty in instructing your broker, you may contact our Information Agent for assistance at D.F. King & Co., Inc., Call Toll-Free: (888) 644-6071, Email: exela@dfking.com. However, neither the Company, the Information Agent, nor the Exchange Agent can accept your tender directly, only the broker can tender on your behalf.

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Some helpful links and contact information for popular retail brokerage firms included below.

Brokerage Firm	Contact Information
TD Ameritrade	Call 1-888-723-8504, option 1
Robinhood	https://robinhood.com/us/en/support/articles/how-to-contact-phone-support/ or https://robinhood.com/contact
Fidelity	https://digital.fidelity.com/ftgw/digital/corporate-actions/
E*Trade	Call 1-800-387-2331
Charles Schwab	https://client.schwab.com/Accounts/EReorg/eReOrgActiveAccountOffers.aspx Call 1-800-435-4000
Sofi Invest	Chat with Invest Support — https://www.sofi.com/chat/v1/web/sofi/?product=invest Call 1 — (855) 525-7634
eToro	https://www.etoro.com/en-us/customer-service/

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Who is making the Offer?

Exela Technologies, Inc. is making the Offer. The mailing address of our principal executive offices is 2701 E. Grauwyler Rd., Irving TX 75061. Our telephone number at these offices is 844-935-2832.
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How many shares of Common Stock and Preferred Stock are sought to be exchanged in the Offer? Is it a condition to the Offer?

We are offering to exchange up to 100,000,000 shares of our Common Stock, representing approximately 20.6% of our shares of Common Stock outstanding as of April 15, 2022. We are also offering to exchange all of our outstanding shares of Series B Preferred Stock.

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Why is the Company making the Offer?

On March 10, 2022, the Company’s prior exchange offer in which it offered to exchange Common Stock for Series B Preferred Stock expired and all validly tendered shares of Common Stock were accepted for exchange (the “Prior Exchange Offer”). Although the Company had sought 100,000,000 shares of Common Stock in the Prior Exchange Offer only 18,006,560 shares were validly tendered.
In conducting the Prior Exchange Offer, the Company believed that the then current price for the Common Stock did not reflect the intrinsic value of the Company. In connection with the announcement of its earnings for the third quarter of 2019, the Company announced a ‘debt reduction and liquidity improvement initiative’, whose goal was the increase of the Company’s liquidity by $125 to $150 million and the reduction of debt by $150 to $200 million in the subsequent two years. The purpose of the initiative was to position the Company for long-term success and increased shareholder value.
As of December 31, 2021, the Company had:
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Raised $407 million of gross equity capital in 2021;

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Reduced total long-term debt by $454 million in 2021;

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Settled the appraisal action; and

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Announced that it was on-track to exceed the free cash flow improvement of $50 million per annum in 2022.

Between December 31, 2021 and the date of this Offer, the Company:
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Amended its previously reported debt facility from B. Riley Commercial Capital, LLC (“B. Riley”) to include automatic maturity extensions for a revolving credit facility, which substantially reduces the Company’s 2023 debt maturities (with the B. Riley facility having a current balance of approximately $72 million), and provides for additional liquidity of up to $50 million, increasing flexibility of the Company’s capital structure; and

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Closed a Revolving Loan Exchange and Prepayment Agreement with the financial institutions acting as revolving lenders under its First Lien Credit Agreement dated as of July 12, 2017, with all of the amounts outstanding under the Company’s revolving facility being prepaid with $50 million of cash and the remainder exchanged for $50 million of 11.500% First-Priority Senior Secured Notes due 2026; as a result, there are no further senior debt maturities in 2022.

The Company believes that the current price for the Common Stock does not reflect these accomplishments or the intrinsic value of the Company. The Company is making the Common Stock Offer to enable stockholders interested in becoming long term shareholders to earn a dividend while preserving their rights to participate in the growth of the value of the Common Stock in excess of the Conversion Price. In an effort to encourage additional holders of Common Stock to exchange their shares of common stock in the Common Stock Offer, the Company is creating a new class of preferred stock, the Series B1 Preferred Stock, which votes on an as-if-converted basis, provides the Company with the option to pay dividends in Common Stock and is senior to the Series B Preferred Stock. In addition, in order to increase the likelihood that the new Series B1 Preferred Stock will meet the listing requirements of the Nasdaq Capital Market, the Company is conducting the Preferred Stock Offer.
Thus, the Company believes that the Common Stock Offer will benefit the holders of its Common Stock as follows:
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those who tender will hold shares of Series B1 Preferred Stock that have a liquidation preference equivalent to $1.25 per share of Common Stock, cumulative dividends of 6% per annum and retain the right to participate in future dividends on our Common Stock and the appreciation of our Common Stock above the Conversion Price; the $1.25 liquidation preference per common share equivalent of the Series B1 Preferred Stock represents a 257% increase over the last reported sales price of our Common Stock as of April 15, 2022, on The Nasdaq Capital Market;

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those who do not exchange may benefit more from future share value accretion from the current price up to $1.25 per share Conversion Price as a result of the reduced number of shares outstanding; and

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the Company also understands that certain beneficial owners of Common Stock who desired to tender their shares in the Prior Exchange Offer, were unable to do so due to logistical issues with their brokerage firms. The Company is also conducting this Offer to enable those persons to participate on substantially the same basis as the Prior Exchange Offer.

The Company believes that the Preferred Stock Offer will benefit the holders of Series B Preferred Stock by enabling them to exchange the non-voting Series B Preferred Stock for voting Series B1 Preferred Stock. Holders of Series B Preferred Stock have the right to convert their Series B Preferred Stock (including the accrued dividends) into Common Stock, and to tender that Common Stock in the Common Stock Offer. By conducting the Preferred Stock Offer, the Company is simplifying the process by avoiding the need for holders of Series B Preferred Stock to convert into Common Stock (and bearing the risk that the Common Stock Offer is withdrawn post-conversion) and providing the holders of Series B Preferred Stock with a cash payment for the accrued dividends.
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What are the effects of the Offer on the ownership structure of the Company?

Holders of Common Stock who do not exchange their shares will see their percentage ownership of our outstanding Common Stock increase, however, the Common Stock will be junior to the Series B1 Preferred Stock, the Series B Preferred Stock and any other class of preferred stock in respect of the right to receive payment and rights upon liquidation. The voting power of holders of Common Stock will also be diluted by the voting power of those shares of Series B1 Preferred Stock that are issued in exchange for Series B Preferred Stock. In addition, depending on the number of shareholders that elect to tender some or all of their shares of Common Stock in the Common Stock Offer, there may be fewer shares of Common Stock held by non-affiliated shareholders, and there may therefore be fewer transactions in the shares of Common Stock resulting in lower liquidity than currently.
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When does the Offer expire?

The Offer will expire at 11:59 p.m., New York City time, on May 16, 2022 (unless the Offer is extended). If you hold your stock through a broker or other nominee, the broker or other nominee will likely have an earlier deadline by which you must give them instructions. Each broker and nominee is different and you must follow the applicable requirements and deadlines of your broker or nominee. See “The Offer — Expiration Date; Extensions; Amendments”.
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Can the Offer be extended?

Yes, we can extend the Offer. See “The Offer — Expiration Date; Extensions; Amendments”.
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What securities are being sought in the Common Stock Offer and what will I receive in the Common Stock Offer?

Holders of Common Stock are being offered the opportunity to exchange each 20 shares of Common Stock they own for one share of Series B1 Preferred Stock having a liquidation preference equal to the $25.00 (equivalent to $1.25 per share of Common Stock) (the “Exchange Ratio”), provided that (1) Common Stock must be tendered in increments of 20 shares, and (2) the aggregate liquidation preference of the Series B1 Preferred Stock issued to all tendering stockholders in the Common Stock Offer will not exceed $125,000,000, upon the terms and subject to the conditions set forth in this Offer to Exchange.
In the event that a number of shares of Common Stock is tendered in the Common Stock Offer that would require us to issue in excess of $125,000,000 aggregate liquidation preference of Series B1 Preferred Stock, then all tenders will be accepted on a pro rata basis (based on increments of 20 shares) such that the aggregate liquidation preference of the Series B1 Preferred Stock issued in the Common Stock Offer does not exceed $125,000,000. See “The Offer —  Prorating”.
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If I participate in the Common Stock Offer, what is the effective yield of the Series B1 Preferred Stock that I receive?

The effective yield of the Series B1 Preferred Stock to a holder of Common Stock whose shares are accepted for exchange in the Exchange Offer will be equal to the $1.50 per share of Series B1 Preferred Stock dividend rate, divided by the holder’s basis in the applicable 20 shares of Common Stock. If a holder would have purchased 20 shares of Common Stock at the last reported sale price of Common Stock on April 15 of $0.35, the effective dividend yield would have been 21.4%.
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What securities are being sought in the Preferred Stock Offer and what will I receive in the Preferred Stock Offer?

Holders of Series B Preferred Stock are being offered the opportunity to exchange each share of Series B Preferred Stock they own for one share of Series B1 Preferred Stock and an amount in cash equal to the accrued but unpaid dividends on the Series B Preferred Stock through the date of issue of the Series B1 Preferred Stock, upon the terms and subject to the conditions set forth in this Offer to Exchange. The Preferred Stock Offer is not subject to proration.
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Will the Series B1 Preferred Stock be freely tradable?

In making the Offer, we are relying on the exemption from the registration requirements of the Securities Act of 1933 contained in Section 3(a)(9) of that Act for the Series B1 Preferred Stock. Under that exemption, if Common Stock or Series B Preferred Stock tendered is freely tradable, the Series B1 Preferred Stock received in the exchange will be freely tradable.
If the Common Stock or Series B Preferred Stock tendered in the exchange is restricted, the Series B1 Preferred Stock will be restricted to the same degree.
We intend to file an application to list the Series B1 Preferred Stock on The Nasdaq Capital Market under the symbol “XelaB.” If this application is approved, trading in the Series B1 Preferred Stock is expected to commence within a 30-day period after the approval of listing. However, we cannot assure you that The Nasdaq Capital Market will list the Series B1 Preferred Stock or that any trading market will develop for the Series B1 Preferred Stock. If the application is not approved, we intend to apply to admit the Series B1 Preferred Stock for trading on the OTC. If a trading market does develop, we cannot assure you as to any price at which the Series B1 Preferred Stock will trade. See “Risk Factors — There may not be an active trading market for the Series B1 Preferred Stock”.
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Is there a maximum size of the Offer?

For the Common Stock Offer, yes. We will accept up to 100,000,000 shares of Common Stock. This represents approximately 20.6% of our outstanding Common Stock as of April 15, 2022. If more than 100,000,000 shares are tendered, we will only accept 100,000,000 shares of Common Stock, to be allocated among the tendering stockholders on a pro rata basis (based on increments of 20 shares).
For the Preferred Stock Offer, no. We will accept all shares of Series B Preferred Stock validly tendered for exchange pursuant to the Preferred Stock Offer.
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Are there any conditions to the Offer?

Yes. The Offer is conditioned on the closing conditions described under “The Offer — Conditions to the Completion of the Offer”, including a minimum number of shares of outstanding Common Stock and Series B Preferred Stock being validly tendered. We will not be required, but we reserve the right, to waive any of the conditions of the Offer (to the extent permitted by applicable law) and accept for exchange any shares of Common Stock and Series B Preferred Stock tendered (or, alternatively, we may elect to terminate the Offer) if any of the conditions of the Offer as described under “The Offer — Conditions to the Completion of the Offer” remain unsatisfied. The Common Stock Offer and the Preferred Stock Offer are not conditioned on one another and we may elect to waive any condition of (or terminate) one offer but not the other.
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Under what circumstances may the Offer be terminated?

The Offer may be terminated if the conditions to the Offer discussed in this Offer to Exchange are not satisfied or waived or if we so elect. If the Offer is terminated and you previously have tendered shares of Common Stock or Series B Preferred Stock, such tendered Common Stock or Series B Preferred Stock will be credited back to an appropriate account promptly following the termination of the Offer without expense to you. See “The Offer.”

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How will I be notified if the Offer is extended, amended or terminated?

We, in our sole discretion, may extend the Expiration Date for any reason. If the Offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release or filing an amendment to the Schedule TO with the U.S. Securities and Exchange Commission. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date of the Offer. See “The Offer — Expiration Date; Extensions; Amendments”.
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What rights will I lose if I exchange my shares of Common Stock in the Offer?

If you validly tender your shares of Common Stock and we accept those shares for exchange, you will lose the rights of a holder of shares of Common Stock and instead only have rights as a holder of Series B1 Preferred Stock. For example, unless the conversion right is exercised, the Series B1 Preferred Stock, unlike your shares of Common Stock, do not have the right to share in any capital appreciation. See “Description of Exela’s Common Stock”, “Description of Series B1 Preferred Stock”, “Comparison of Rights Between the Common Stock and the Series B1 Preferred Stock” and “Price Range of the Common Stock; Dividends”.
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How will my rights change if I exchange my shares of Series B Preferred Stock in the Offer?

If you validly tender your shares of Series B Preferred Stock and we accept those shares for exchange, as a holder of Series B1 Preferred Stock (i) the Company will have the option to pay dividends in cash or Common Stock valued at the Five-Day VWAP as of the second business day prior to the applicable dividend payment date (which is different from the Series B Preferred Stock, where the Company only has the option to pay in cash) and (ii) you will gain the right to vote the Series B1 Preferred Stock on an as-if-converted basis (which is different from the Series B Preferred Stock, which does not have the right to vote on an as-if-converted basis). See “Description of Exela’s Series B Preferred Stock”, “Description of Series B1 Preferred Stock”, “Comparison of Rights Between the Series B Preferred Stock and the Series B1 Preferred Stock” and “Price Range of the Series B Preferred Stock; Dividends”.
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What risks should I consider in deciding whether or not to exchange shares of Common Stock and Series B Preferred Stock?

In deciding whether to participate in the Offer, you should carefully consider the discussion of the risks and uncertainties relating to the Offer, the Company and our industry described in the section entitled “Risk Factors”, beginning on page 9 of this Offer to Exchange, and in the documents incorporated by reference into the Offer Documents.
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Who may participate in the Offer?

All holders of the shares of Common Stock and Series B Preferred Stock may participate in the Offer. See “The Offer — Terms of the Offer”. However, we are not making the Offer to, and will not accept any tendered shares of Common Stock and Series B Preferred Stock from, stockholders in any jurisdiction where it would be illegal to do so. See “Miscellaneous”.
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How do I participate in the Offer if I am a record holder?

A very small number of our shareholders (most of whom originally acquired their shares directly from the Company or one of its affiliates and never moved the shares to a brokerage account) hold their shares directly as record holders. If you hold your shares through a brokerage firm (e.g., Schwab, TD Ameritrade, Fidelity, Robinhood, etc.), you are not a record holder. For our few shareholders who are record holders, in order to tender your shares of Common Stock or Series B Preferred Stock, you must deliver the applicable Letter of Transmittal to Continental Stock Transfer & Trust Company, LLC, as Exchange Agent, on or prior to the Expiration Date in accordance with the instructions provided in the Letter of Transmittal.
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If I choose to tender my shares of Common Stock or Series B Preferred Stock for exchange, do I have to tender all of my shares of Common Stock or Series B Preferred Stock?

No. You may tender all of your shares of Common Stock or Series B Preferred Stock, a portion of your shares of Common Stock or Series B Preferred Stock or none of your shares of Common Stock or Series B Preferred Stock for exchange. See “The Offer — Terms of the Offer”.

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May I withdraw my tender of shares of Common Stock or Series B Preferred Stock?

Yes. You can withdraw shares of Common Stock or Series B Preferred Stock previously tendered for exchange at any time before the Expiration Date. The Expiration Date is 11:59 p.m., New York City time, on May 16, 2022, unless extended as described in the Offer Documents. See “The Offer — Right of Withdrawal”.
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What happens if I do not participate in the Offer, or if my shares of Common Stock are not accepted in the Offer because of prorating?

If you currently hold shares of Common Stock or Series B Preferred Stock and do not tender them or if your shares of Common Stock are not accepted in the Common Stock Offer because of prorating, your shares of Common Stock or Series B Preferred Stock will continue to be issued and outstanding. See “The Offer — Terms of the Offer” and “The Offer — Prorating”.
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How will I be taxed on the exchange of my shares of Common Stock or Series B Preferred Stock?

The exchange of Common Stock or Series B Preferred Stock for Series B1 Preferred Stock under the Offer is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the Offer so qualifies, the following U.S. federal income tax consequences will generally result from the transaction:
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No gain or loss will be recognized on an exchange;

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Stockholders’ holding period for the Series B1 Preferred Stock received in an exchange will include the holding period of the Common Stock or Series B Preferred Stock exchanged in this Offer; and

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Stockholders’ initial tax basis of the Series B1 Preferred Stock received in an exchange will be equal to the adjusted tax basis of the Common Stock or Series B Preferred Stock exchanged.

See “Certain Material Income Tax Considerations” for further discussion regarding U.S. federal income tax consequences
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What is the status of the Company’s “at-the-market” program?

The Company’s “at-the-market” program has expired. Upon the conclusion of the Offer, we may determine to establish a new “at-the-market” program.
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Has the Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the making of the Offer. However, the Board of Directors has not made any recommendation as to whether you should tender your shares of Common Stock or Series B Preferred Stock pursuant to the Offer. You should read the Offer Documents in their entirety and consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your shares of Common Stock or Series B Preferred Stock.
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What are the interests of our directors, executive officers and affiliates in the Offer?

None of the Company or, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer. See “Interests of directors, executive officers and affiliates of the Company in shares of Common Stock”.
In the Common Stock Offer, the Company is seeking to exchange approximately 20.6% of its Common Stock for Series B1 Preferred Stock. The Company has been informed by its Executive Chairman, Mr. Par Chadha, that he plans to fully participate in the Offer, provided that if the Common Stock Offer is fully subscribed, he intends to limit his participation in the Common Stock Offer to 20.6% of his Common Stock. The Company has been informed by other officers and directors that they are considering tendering their Common Stock and Series B Preferred Stock in the Offer. As a result, it is likely that that one or more of our directors or executive officers that own shares of Common Stock or Series B Preferred Stock will elect to tender some of their shares in the Offer. See “Interests of directors, executive officers and affiliates of the Company in shares of Common Stock”.

The Company expects that all directors, executive officers and affiliates will exchange their Series B Preferred Stock for Series B1 Preferred Stock in the Preferred Stock Offer.
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Who will pay the fees and expenses associated with the Offer?

We will bear all of our fees and expenses incurred in connection with consummating the Offer. No brokerage commissions are payable by the stockholders to the Information Agent, the Exchange Agent or us. See “The Offer — Fees and Expenses”.
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Who can answer questions concerning the Offer?

Requests for assistance in connection with the tender of your shares of Common Stock pursuant to the Offer may be directed to the Information Agent for the Offer, D.F. King & Co., Inc., at (toll-free) (888) 644-6071 or (collect) (212) 269-5550 or email: exela@dfking.com.

RISK FACTORS
In addition to reading and considering the other information we have included or incorporated by reference in this Offer to Exchange, you should carefully read and consider the following factors in evaluating the Offer. Any of the following risks, as well as other risks and uncertainties, may harm the value of the Series B1 Preferred Stock directly, or our business and financial results may indirectly harm the value of the Series B1 Preferred Stock, which could cause you to lose all or a part of your investment. The risks cited below are not the only risks related to the Company or the Series B1 Preferred Stock. Additional risks not currently known to us or that we currently deem immaterial also may impair our business and cause the value of the Series B1 Preferred Stock to decline. See “Disclaimer Regarding Forward-Looking Statements”.
Risks Related to Our Business
For a discussion of risks associated with our business, please see the discussion of risks related to our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Risks Relating to the Offer and the Series B1 Preferred Stock
The Offer is subject to certain contingencies and may not be completed.
The Offer is subject to certain contingencies that are not within the control of the Company. The Offer is conditioned on the closing conditions described under “The Offer — Conditions to the Completion of the Offer”. We will not be required, but we reserve the right, to waive any of the conditions of the Offer (to the extent permitted by applicable law) and accept for exchange any shares of Common Stock or Series B Preferred Stock tendered (or, alternatively, we may elect to terminate the Offer) if any of the conditions of the Offer as described under “The Offer — Conditions to the Completion of the Offer” remain unsatisfied. For instance, the Offer may require certain approvals or consents from government regulatory agencies, self-regulatory organizations, and/or other third parties. There can be no assurance that all required conditions, consents, or regulatory approvals will be obtained or achieved in a timely manner. Moreover, the Offer may be modified or withdrawn in certain circumstances subject to the discretion of the Company’s Board of Directors. See “The Offer — Conditions to the Completion of the Offer”. The Common Stock offer and Preferred Stock Offer are not conditioned on one another.
There may not be an active trading market for the Series B1 Preferred Stock.
No market currently exists for the Series B1 Preferred Stock. Although the Company intends to apply to list the Series B1 Preferred Stock on The Nasdaq Capital Market, this is not a condition to the completion of the Offer and there is no assurance that such listing will be accomplished and, if the Series B1 Preferred Stock are so listed, that trading will develop in the Series B1 Preferred Stock. If the application is not approved, we intend to file an application to admit the Series B1 Preferred Stock for trading on the OTC. If the Series B1 Preferred Stock is not listed or if a robust market does not develop, even if listed, it may impair a holder’s ability to resell the Series B1 Preferred Stock or the prices at which they may trade. Accordingly, no assurance can be given as to the liquidity of the Series B1 Preferred Stock after their issuance, or the prices at which they may trade, or that a trading market will develop.
The Series B1 Preferred Stock do not reflect any independent valuation of the shares of the Common Stock or the Series B1 Preferred Stock.
We are not making a recommendation as to whether holders of shares of Common Stock (or of shares of Series B Preferred Stock) should exchange their shares for Series B1 Preferred Stock. We have not retained and do not intend to retain any unaffiliated representative for purposes of preparing a report concerning the fairness of the Offer. We cannot assure holders of shares of Common Stock (or of shares of Series B Preferred Stock) that the value of the Series B1 Preferred Stock received in the Offer will in the future equal or exceed the value of the shares of Common Stock (or of shares of Series B Preferred Stock) tendered and we do not take a position as to whether you should participate in the Offer. If you tender your shares of

Common Stock (or of shares of Series B Preferred Stock), you may or may not receive more than or as much value as you may receive if you choose to keep such shares of Common Stock (or of shares of Series B Preferred Stock).
If you do not tender your shares of Common Stock in the Common Stock Offer, those shares will be subordinate in right of payment and distribution upon liquidation to the Series B1 Preferred Stock.
If you do not tender your shares of Common Stock in the Common Stock Offer, you will continue to hold such shares. If the Offer is consummated, there will be fewer shares of our Common Stock held by the Company’s stockholders, and there may therefore be fewer transactions in the shares of Common Stock. A lack of an active trading market may have an adverse effect on the trading price of our Common Stock. Additionally, the Series B1 Preferred Stock has a cumulative dividend rate of 6.00% unlike the Common Stock, and the Common Stock is junior to the Series B1 Preferred Stock in respect of distributions upon liquidation.
The completion of the Offering may result in management holding a larger share of the Company’s equity and voting power.
The Company’s Executive Chairman, and his affiliates, beneficially owned 76,408 shares of Series B Preferred Stock. The Company expects that all holders of Series B Preferred Stock will exchange their shares of Series B Preferred Stock for Series B1 Preferred Stock. If that were to be the case, the Company anticipates that the overall voting power of the Company’s Executive Chairman, and his affiliates would increase. The interests of Mr. Chadha and his Affiliates may be different than the interests of stockholders in general, and the increased ownership percentage may make it easier for Mr. Chadha and his affiliates to approve (or disapprove) transactions to which a majority of the other stockholders are opposed (or in favor of).
Exela may not have sufficient cash to pay dividends on the Series B1 Preferred Stock.
Exela conducts substantially all of its business through its subsidiaries. Accordingly, Exela’s ability to pay dividends on the Series B1 Preferred Stock depends on the earnings of and distribution of funds from its subsidiaries. Each of these subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit Exela’s ability to obtain cash from them. If Exela does not have sufficient cash to pay dividends on the Series B1 Preferred Stock for any reason and chooses not to pay dividends in Common Stock, after eight consecutive quarters, holders of the Series B1 Preferred Stock will have the right to appoint a director.
Our Common Stock may be delisted from The Nasdaq Capital Market.
Our Common Stock is currently listed for trading on The Nasdaq Capital Market, and the continued listing of our Common Stock on The Nasdaq Capital Market is subject to our compliance with a number of listing standards, including the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market under Rule 5550(a)(2) of the Nasdaq Listing Rules and Nasdaq Listing Rule 5550(b)(2) requiring the Market Value of Listed Securities (“MVLS”) to be at or above $35 million and Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic reports with the SEC. During 2022, we failed to meet the requirement that our minimum bid price exceed $1.00 for at least 30 consecutive business days and received a letter from Nasdaq Regulation regarding the infraction. There can be no assurance that we will remedy and continue to satisfy this and other continuing listing requirements and remain listed on The Nasdaq Capital Market. While a delisting of our Common Stock will not automatically cause a delisting of our Series B1 Preferred Stock, if our Common Stock were no longer listed on The Nasdaq Capital Market, investors might only be able to trade our Common Stock on one of the over-the-counter markets. This would impair the liquidity of our Common Stock not only in the number of shares that could be bought and sold at a given price, which might be depressed by the relative illiquidity, but also through delays in the timing of transactions and reduction in media coverage. In addition, we could face significant material adverse consequences, including: a limited availability of market quotations for our securities; a limited amount of news and analyst coverage for us; and a decreased ability to issue additional securities or obtain additional financing in the future.

If our Common Stock is delisted from The Nasdaq Capital Market, your ability to transfer or sell your Series B1 Preferred Stock may be limited and the market value of the Series B1 Preferred Stock will be materially adversely affected.
The Series B1 Preferred Stock does not contain provisions that protect you if our Common Stock is delisted from The Nasdaq Capital Market. While a delisting of our Common Stock will not automatically cause a delisting of our Series B1 Preferred Stock, a delisting could materially impair the trading price and liquidity of our Common Stock, and as such, the trading price of the Series B1 Preferred Stock. In such event, you may not be able to sell any Common Stock received upon conversion of the Series B1 Preferred Stock.
Our Series B Preferred Stock may be delisted from The Nasdaq Capital Market.
The Series B Preferred Stock is currently listed for trading on The Nasdaq Capital Market, and the continued listing of our Series B Preferred Stock on The Nasdaq Capital Market is subject to our compliance with a number of listing standards, including a minimum number of round lot holders and a minimum number of holders who own a specified number of shares. To the extent that a substantial portion of the Series B Preferred Stock is accepted for exchange in the Series B Preferred Stock Offer, the Preferred Stock may no longer meet such listing standards and may be subject to delisting from The Nasdaq Capital Market. If such a delisting were to occur, it would impair the ability of holders to trade our Series B Preferred Stock, not only in the number of shares that could be bought and sold at a given price, which might be depressed by the relative illiquidity, but also through delays in the timing of transactions.
The Series B1 Preferred Stock will not require Exela to achieve or maintain minimum financial results, refrain from incurring additional debt or limit its ability to take specified actions. The lack of any of these provisions could negatively impact holders of the Series B1 Preferred Stock.
The terms of the Certificate of Designations will not require Exela to achieve or maintain any minimum financial results relating to its financial position or results of operations. In addition, the Certificate of Designations will not contain any operating covenants, restrict Exela from incurring additional debt or restrict Exela from paying dividends, incurring liens or repurchasing any of its indebtedness or capital stock. Exela is not be required to redeem the Series B1 Preferred Stock in the event Exela undergoes a change of control. Exela’s ability to take any of these actions could diminish its ability to pay dividends on the Series B1 Preferred Stock when due.
The Series B1 Preferred Stock ranks junior to all of our liabilities and will not limit our ability to incur indebtedness and other liabilities that will rank senior to the Series B1 Preferred Stock.
The Series B1 Preferred Stock ranks junior to all of our liabilities. In the event of our bankruptcy, liquidation or winding-up, our assets will only be available to make payments of dividends on and liquidation preference of the Series B1 Preferred Stock after all of our indebtedness and other liabilities have been paid. As of December 31, 2021, we had approximately $1.704 billion of total liabilities. In addition, the Series B1 Preferred Stock will rank structurally junior to all existing and future liabilities of our subsidiaries and the rights of any equity holders (other than us) of those subsidiaries. As discussed above under “Exela may not have sufficient cash to pay dividends on the Series B1 Preferred Stock,” we are a holding company and our ability to pay dividends or otherwise make payments in respect of the Series B1 Preferred Stock may be limited. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on any or all of the Series B1 Preferred Stock then issued and outstanding. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series B1 Preferred Stock, and the terms of the Series B1 Preferred Stock will not limit the amount of such debt or other obligations that we may incur. In addition, our subsidiaries may issue capital stock or other ownership interests to third parties.
The Series B1 Preferred Stock ranks junior as to dividend rights and rights upon liquidation with our outstanding Series A Preferred Stock.
We had 2,778,111 outstanding shares of Series A Perpetual Convertible Preferred Stock (“Series A Preferred Stock”) as of December 31, 2021, all of which rank senior to the Series B1 Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up. The outstanding shares of the Series A Preferred Stock could have the effect of reducing the amounts available to the Series B1 Preferred Stock upon our liquidation, dissolution or winding up.
Volatility in the market price and trading volume of our Common Stock could adversely impact the trading prices for the Series B1 Preferred Stock.
The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our Common Stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this Offer to Exchange or the documents incorporated by reference in this Offer to Exchange or for reasons unrelated to our operations, such as future issuances of securities by us, reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our Common Stock would likely adversely impact the trading price of the Series B1 Preferred Stock. Holders who receive Common Stock upon conversion of the Series B1 Preferred Stock will be subject to the risk of volatility in the trading price of the Common Stock.
Holders of the Series B1 Preferred Stock will have no rights as a holder of our Common Stock until they acquire our Common Stock.
Until you acquire shares of Common Stock upon conversion of the Series B1 Preferred Stock, you will have no rights with respect to our Common Stock, including rights to respond to tender offers. Upon acquiring shares of our Common Stock through conversion of the Series B1 Preferred Stock, you will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs after the date you acquire such shares of our Common Stock.
Our ability to issue preferred stock in the future could adversely affect the rights of holders of the Series B1 Preferred Stock and our Common Stock.
Our Board of Directors is authorized to issue additional series of preferred stock on parity with or senior to the Series B1 Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up, without any action on the part of holders of our Series B1 Preferred Stock or our Common Stock. Our Board of Directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our Common Stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our Series B1 Preferred Stock or Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Stock, the market price of our Common Stock could decrease, adversely affecting the value of the Series B1 Preferred Stock.
We may not have sufficient earnings and profits in order for distributions on the Series B1 Preferred Stock to be treated as dividends.
The dividends payable by us on the Series B1 Preferred Stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, at the time of payment. If that were to occur, it would result in the amount of dividends that exceed our earnings and profits being treated first as a return of capital to the extent of the holder’s adjusted tax basis in the Series B1 Preferred Stock and then, to the extent of any excess over such adjusted tax basis, as capital gain. See “Certain Material Income Tax Considerations.”
The conversion rate of our Series B1 Preferred Stock may not be adjusted for all dilutive events. Accordingly, we may engage in transactions that could dilute the value of shares of our Common Stock into which shares of our Series B1 Preferred Stock may be convertible.
As described under “Description of Series B1 Preferred Stock — Conversion Rate Adjustments” in this Offer to Exchange, we will adjust the conversion rate of the Series B1 Preferred Stock only for certain events. We will not adjust the conversion rate, among other things, for the issuance of Common Stock at a price less than the Conversion Price (other than in connection with a stock split).
If we engage in such a transaction, the value of the shares of Common Stock into which shares of our Series B1 Preferred Stock may be convertible may be diluted.
Increases in market interest rates may adversely affect the market price of the Series B1 Preferred Stock.
One of the factors that will influence the market price of the Series B1 Preferred Stock is the annual yield from dividends on the Series B1 Preferred Stock as compared to yields on other financial instruments. An increase in market interest rates generally will result in higher yields on other financial instruments, which could adversely affect the market price of the Series B1 Preferred Stock.
There may be future sales or other dilution of our equity, which may adversely affect the market price of the Series B1 Preferred Stock and the Common Stock.
Future sales or issuances of our Common Stock, including the issuance of shares of our Common Stock upon conversion of the currently outstanding Series A Preferred Stock and Series B Preferred Stock or the Series B1 Preferred Stock to be exchanged in this offering and upon exercised of our outstanding warrants would be substantially dilutive to the outstanding shares of Common Stock. We may also issues shares of the Common Stock or securities convertible into the Common Stock in the future. Any dilution or potential dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the stock price of our Common Stock, which in turn, could adversely affect the trading price and liquidity of the Series B1 Preferred Stock.
Recent regulatory actions may adversely affect the trading price and liquidity of the Series B1 Preferred Stock.
Purchasers of the Series B1 Preferred Stock who employ, or seek to employ, a convertible arbitrage strategy with respect to the Series B1 Preferred Stock may be adversely impacted by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that restrict and otherwise regulate short selling and over-the-counter swaps and security-based swaps, which restrictions and regulations may adversely affect the ability of purchasers of the Series B1 Preferred Stock to conduct a convertible arbitrage strategy with respect to the Series B1 Preferred Stock. This could, in turn, adversely affect the trading price and liquidity of the Series B1 Preferred Stock.

THE OFFER
The Offer Documents contain, or incorporate by reference, important information that should be read carefully before any decision is made with respect to the Offer. See “Incorporation of Documents by Reference”.
Background, Purpose and Effect of the Offer
Although the Company had sought 100,000,000 shares of Common Stock in the Prior Exchange Offer only 18,006,560 shares were validly tendered.
In conducting the Prior Exchange Offer, the Company believed that the then current price for the Common Stock did not reflect the intrinsic value of the Company. In connection with the announcement of its earnings for the third quarter of 2019, the Company announced a ‘debt reduction and liquidity improvement initiative’, whose goal was the increase of the Company’s liquidity by $125 to $150 million and the reduction of debt by $150 to $200 million in the subsequent two years. The purpose of the initiative was to position the Company for long-term success and increased shareholder value..
As of December 31, 2021, the Company had:
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Raised $407 million of gross equity capital in 2021;

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Reduced total long-term debt by $454 million in 2021;

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Settled the appraisal action; and

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Announced that it was on-track to exceed the free cash flow improvement of $50 million per annum in 2022.

Between December 31, 2021 and the date of this Offer, the Company:
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Amended its previously reported debt facility from B. Riley Commercial Capital, LLC (“B. Riley”) to include automatic maturity extensions for a revolving credit facility, which substantially reduces the Company’s 2023 debt maturities (with the B. Riley facility having a current balance of approximately $72 million), and provides for additional liquidity of up to $50 million, increasing flexibility of the Company’s capital structure; and

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Closed a Revolving Loan Exchange and Prepayment Agreement with the financial institutions acting as revolving lenders under its First Lien Credit Agreement dated as of July 12, 2017, with all of the amounts outstanding under the Company’s revolving facility being prepaid with $50 million of cash and the remainder exchanged for $50 million of 11.500% First-Priority Senior Secured Notes due 2026; as a result, there are no further senior debt maturities in 2022.

The Company believes that the current price for the Common Stock does not reflect these accomplishments or the intrinsic value of the Company. The Company is making the Common Stock Offer to enable stockholders interested in becoming long term shareholders earn a dividend while preserving their rights to participate in the growth of the value of the Common Stock in excess of the Conversion Price. In an effort to encourage additional holders of Common Stock to exchange their shares of common stock for preferred stock in the Common Stock Offer, the Company is creating a new class of preferred stock, the Series B1 Preferred Stock, which votes on an as-if-converted basis, provides the Company with the option to pay dividends in Common Stock and is senior to the Series B Preferred Stock. In order to increase the likelihood that the new Series B1 Preferred Stock meet the listing requirements of the Nasdaq Capital Market, the Company is conducting the Preferred Stock Offer.
Thus, the Company believes that the Common Stock Offer will benefit the holders of its Common Stock as follows:
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those who tender will hold Series B1 Preferred Stock that have an liquidation preference equivalent to $1.25 per share of Common Stock and a cumulative dividend rate of 6% per annum; the $1.25 liquidation preference per common share equivalent of the Series B1 Preferred Stock represents a 257% increase over the last reported sales price of our Common Stock as of April 15, 2022, on The Nasdaq Capital Market;

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those who do not exchange may benefit more from future share value accretion as a result of the reduced number of shares outstanding; and

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the Company also understands that certain beneficial owners of Common Stock who desired to tender their shares in the Prior Exchange Offer, were unable to do so due to logistical issues with their brokerage firms. The Company is also conducting this Offer to enable those persons to participate on substantially the same basis as the Prior Exchange Offer.

The Company believes that the Preferred Stock Offer will benefit the holders of Series B Preferred Stock by enabling them to exchange the non-voting Series B Preferred Stock for voting Series B1 Preferred Stock. Holders of Series B Preferred Stock have the right to convert their Series B Preferred Stock (including the accrued dividends) into Common Stock, and to tender that Common Stock in the Common Stock Offer. By conducting the Preferred Stock Offer, the Company is simplifying the process by avoiding the need for holders of Series B Preferred Stock to convert into Common Stock (and bearing the risk that the Common Stock Offer is withdrawn post-conversion) and providing the holders of Series B Preferred Stock with a cash payment for the accrued dividends.
Terms of the Offer
General
We are offering to exchange up to 100,000,000 shares of our Common Stock for up to $125,000,000 aggregate liquidation preference of Series B1 Preferred Stock, with each 20 shares of Common Stock being exchangeable in the Offer for one share of Series B1 Preferred Stock having a liquidation preference equal to $25.00. Common Stock may only be tendered in increments of 20 shares.
We are also offering to exchange all of the outstanding Series B Preferred Stock for Series B1 Preferred Stock, with each shares of Series B Preferred Stock being exchangeable in the Offer for one share of Series B1 Preferred Stock and an amount in cash equal to the accrued but unpaid dividends on the Series B Preferred Stock through the date of issue of the Series B1 Preferred Stock.
You may tender all, some or none of your shares of Common Stock or Series B Preferred Stock, subject to the terms and conditions of the Offer Documents.
Our acceptance of validly tendered shares of Common Stock or Series B Preferred Stock and the closing of the Offer are subject to the conditions described under “The Offer — Conditions to the Completion of the Offer”.
In the event that a number of shares of Common Stock is tendered in the Common Stock Offer that would require us to issue in excess of $125,000,000 aggregate liquidation preference of Series B1 Preferred Stock, then all tenders will be accepted on a pro rata basis (based on increments of 20 shares) such that the aggregate liquidation preference of the Series B1 Preferred Stock issued in the Common Stock Offer does not exceed $125,000,000. See “The Offer —  Prorating”
Consideration to be Received, Subject to Prorating
For Each:	Consideration to be Received:
20 shares of Common Stock	1 share of Series B1 Preferred Stock, with a liquidation preference equal to $25.00
1 share of Series B Preferred Stock	1 share of Series B1 Preferred stock plus an amount in cash equal to the accrued and unpaid dividends on the Series B Preferred Stock through the date of issuance of the Series B1 Preferred Stock
Information Relating to the Series B1 Preferred Stock
The terms of the Series B1 Preferred Stock will be substantially the same as the terms of the Series B Preferred Stock, except that on all matters submitted to a vote of the stockholders of the Company, the holders of Series B1 Preferred Stock will vote with the Common Stock as a single class, the Company will have the option to pay dividends on the Series B1 Preferred Stock by issuing shares of Common Stock valued at the Five-Day VWAP as of the second business day prior to the applicable dividend payment date, and the Series B1 Preferred Stock will rank senior to the Series B Preferred Stock upon liquidation and in the right to receive dividends. Each share of Series B1 Preferred Stock will have a number of votes equal to the whole number of shares into which such Series B1 Preferred Stock is then convertible.
Holders of shares of our Series B1 Preferred Stock are entitled to receive, when, as and if authorized by our Board of Directors and declared by us out of funds legally available for the payment of dividends, cumulative dividends at the rate of 6.00% per annum of the $25.00 liquidation preference per share of our Series B1 Preferred Stock, and will participate in any dividend or distribution of cash or other property paid in respect of our Common Stock pro rata with the holders of the Common Stock, in each case subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series B1 Preferred Stock (including our currently outstanding Series A Preferred Stock) with respect to dividend rights. Dividends may be paid in the form of cash or in shares of Common Stock valued at the Five-Day VWAP as of the second business day prior to the applicable dividend payment date. See “Description of Series B1 Preferred Stock — Dividends” for additional detail.
The Series B1 Preferred Stock is redeemable by us upon the occurrence of a Change of Control (defined below), in whole but not in part, within 120 days after the first date on which such Change of Control occurred for cash at $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) to, but not including, the redemption date. For additional detail and the definition of a “Change of Control”, see “Description of Series B1 Preferred Stock — Change of Control Optional Redemption”.
Holders of our Series B1 Preferred Stock have the option to convert some or all of the outstanding shares of Series B1 Preferred Stock initially into shares of Common Stock at a Conversion Price of $1.25 (subject to adjustment in certain events). In addition, if at any time the Five-Day VWAP of our Common Stock exceeds the Conversion Price, we will have the option to convert the outstanding shares of Series B1 Preferred Stock into shares of Common Stock at the Conversion Price. See “Description of Series B1 Preferred Stock — Conversion Rights” for additional detail.
Accordingly, because our Series B1 Preferred Stock has no maturity date, and we are not required to redeem our Series B1 Preferred Stock at any time, our Series B1 Preferred Stock will remain outstanding indefinitely unless a holder of shares of our Series B1 Preferred Stock decides to convert it or we decide to convert or redeem it.
Expiration Date; Extensions; Amendments
The Offer will expire at 11:59 p.m., New York City time, on May 16, 2022, unless extended by the Company.
To extend the Expiration Date, we will notify the Exchange Agent of any extension by written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and we will notify the holders of shares of Common Stock or Series B Preferred Stock, or cause them to be notified, by such time and date by public announcement. Such notification will state the new Expiration Date.
We expressly reserve the right to delay acceptance of any shares of Common Stock or Series B Preferred Stock, to extend the Offer, or to terminate the Offer and not accept the shares of Common Stock or Series B Preferred Stock not previously tendered, in each case in our sole discretion. If we exercise any such right, we will give written notice to the Exchange Agent as promptly as practicable.
If the Offer is amended in a manner we determine to constitute a material change (including the waiver of any condition that we determine to be material), we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of shares of Common Stock and Series B Preferred Stock of such amendment. If the amendment changes the amount of shares of Common Stock or Series B Preferred stock sought or the consideration offered pursuant to the Offer, we will extend the Expiration Date if necessary so that at least 10 business days remain in the Offer following notice of the amendment.

For any other material change, we will extend the Expiration Date if necessary so that at least five business days remain in the Offer following notice of the material change.
Source and amount of funds
As the Offer involves an exchange of shares of Common Stock or Series B Preferred stock for Series B1 Preferred Stock, no cash funds will be required to consummate the Offer (other than funds to pay the accrued dividend on the exchanged Series B Preferred Stock through the date of issue of the Series B1 Preferred Stock and expenses incurred in connection with the Offer, all of which we will fund from cash on hand).
Release of legal claims by tendering holders
By tendering your shares of Common Stock or Series B Preferred Stock in the Offer, effective upon payment to you of the consideration payable in the Offer, you will, as of the closing of the Offer, be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly, arise out of or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the shares of Common Stock or Series B Preferred Stock, including any accrued interest and any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, in each case, that you, your successors or your assigns have, may have or may have had against the Company or any of its affiliates, directors, officers, associates, counsel or agents or representatives, whether current or former.
Procedures for tendering shares of Common Stock or Series B Preferred Stock in the Offer
“Street Name”/Beneficial Owners vs. Record Holders
Nearly all of our shareholders hold their shares in “street name” under the name of a broker, dealer, bank, trust company, or other nominee (e.g., Merrill Lynch, Charles Schwab, TD Ameritrade or Robinhood) (a “Nominee”). A very small number of our shareholders (most of whom originally acquired their shares directly from the Company or one of its affiliates and never moved the shares to a brokerage account) hold their shares directly as record holders.
“Street Name”/Beneficial Owners. Exela stockholders whose shares are held through a Nominee should reach out to their Nominee for further instructions. These instructions will require a holder to instruct such Nominee to arrange for a DTC participant holding the shares in its DTC account to tender such shares in the Offer to the Exchange Agent by means of delivery through the book-entry confirmation facilities of DTC of such shares to the DTC account of the Exchange Agent, together with an agent’s message acknowledging that the tendering Exela stockholder has received and agrees to be bound by the respective Letter of Transmittal, before the Expiration Date. Return of a Letter of Transmittal by such Exela “street name” holders to the Exchange Agent is not required. To validly tender shares held in street name, Exela stockholders should instruct such Nominee to do so prior to the Expiration Date. The Nominee must also ensure that the Exchange Agent receives an agent’s message from DTC, confirming the book-entry transfer of the relevant shares. Exela stockholders who hold through a Nominee should not fill out a Letter of Transmittal; you should only follow the instructions provided by your Nominee.
The term “agent’s message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the respective Letter of Transmittal and that Company may enforce that agreement against such participant.
All questions and requests for assistance may be directed to the Information Agent at (toll-free) (888) 644-6071 or (collect) (212) 269-5550 or email: exela@dfking.com. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
Notice to Nominees:   The Exchange Agent has established an account with respect to the shares at DTC in connection with the Offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the Expiration Date into the

Exchange Agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of the shares may be effected through book-entry transfer at DTC, the respective Letter of Transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the Exchange Agent at one of its addresses set forth above prior to the Expiration Date. In each case, tendering Exela stockholders should follow the other instructions set forth in the respective Letter of Transmittal and in this Offer to Exchange, dated April 18, 2022, including the section of this Offer to Exchange entitled “The Offer — Procedures for tendering shares of Common Stock in the Offer.” The Company cannot assure Exela stockholders that book-entry delivery of Common Shares will be available.
Record Holders.   For a record holder of shares of Common Stock or Series B Preferred Stock to validly tender shares of Common Stock or Series B Preferred stock pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, together with any documents required by the Instructions to the respective Letter of Transmittal, must be received by the Exchange Agent at the address set forth on the back cover of this Offer to Exchange prior to the Expiration Date.
Letter of Transmittal (for Nominees Institutions and Record Holders)
Signature Guarantees and Stock Powers.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the NYSE Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the shares of Common Stock or Series B Preferred Stock) of shares of Common Stock or Series B Preferred Stock tendered therewith and such registered owner has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the respective Letter of Transmittal or (b) if such shares of Common Stock or Series B Preferred Stock are tendered for the account of an Eligible Institution. See Instructions 1, 2 and 5 of the respective Letter of Transmittal.
Guaranteed Delivery.   Any record holder or Nominee who cannot complete the procedure for book- entry transfer on a timely basis, may tender his, her or its shares of Common Stock or Series B Preferred Stock by satisfying each of the requirements set forth below:
•
such tender must be made through an Eligible Institution,

•
prior to 5:00 p.m., Eastern time, on the Expiration Date, the Exchange Agent must receive from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company (by mail, facsimile transmission or hand delivery), setting forth the name and address of the holder and the amount of shares of Common Stock or Series B Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that within two trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered shares of Common Stock or Series B Preferred Stock (if any), in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof) with any required signature guarantees and any other documents required by the respective Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and

•
a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof) with any required signature guarantees and all other documents required by the respective Letter of Transmittal, are received by the Exchange Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery.

Effect of Letter of Transmittal.   Subject to and effective upon the acceptance for exchange of and exchange of validly tendered shares of Common Stock or Series B Preferred Stock, by executing and delivering a Letter of Transmittal, you (i) irrevocably sell, assign and transfer, upon the order of the Company, all right, title and interest in and to all the tendered shares of Common Stock or Series B Preferred Stock, (ii) waive any and all rights with respect to the shares of Common Stock or Series B Preferred Stock tendered, and (iii) release and waive any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly, arise out of or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the shares of Common Stock or Series B Preferred Stock, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, in each case, that you, your successors and your assigns have, may have or may have had against us or any of our affiliates, directors, officers, associates, counsel or agents or representatives, whether current or former.
Letters of Transmittal must be sent only to the Exchange Agent. Do not send Letters of Transmittal to the Company.
THE METHOD OF DELIVERY OF SHARES OF COMMON STOCK OR SERIES B PREFERRED STOCK, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT (INCLUDING IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE MAILING BE BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE.
Right of Withdrawal
Shares of Common Stock or Series B Preferred Stock tendered for exchange may be withdrawn at any time before 11:59 p.m., New York City time, on the Expiration Date. For a withdrawal of tendered shares of Common Stock or Series Preferred Stock to be effective, a written notice of withdrawal or revocation must be received by the Exchange Agent no later than 11:59 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:
•
specify the name of the person who tendered the shares of Common Stock or Series B Preferred Stock to be withdrawn;

•
contain the description of the shares of Common Stock or Series B Preferred Stock to be withdrawn; and

•
be signed by the holder of such shares of Common Stock or Series B Preferred Stock in the same manner as the original signature on the respective Letter of Transmittal by which such shares of Common Stock or Series B Preferred Stock were tendered.

If the shares of Common Stock or Series B Preferred Stock to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt of such written notice of withdrawal even if physical release has not yet been effected.
Shares of Common Stock or Series B Preferred Stock withdrawn from the Offer may be re-tendered by following the tender procedures described above.
Prorating
The maximum number of shares of Common Stock that may be exchanged into Series B1 Preferred Stock is 100,000,000. The Company is exchanging shares of Common Stock in 20 share increments and is paying an effective liquidation preference of $1.25 of Series B1 Preferred Stock for each share of Common Stock, thus for each increment of 20 shares, a shareholder will receive one share of Series B1 Preferred Stock with a liquidation preference of $25.00. If the number of shares of Common Stock designated by all tendering holders of shares of Common Stock making valid tender exceeds 100,000,000, then the shares of Common Stock will be converted into Series B1 Preferred Stock subject to prorating as follows:

•
The number of increments of 20 shares of Common Stock to be converted into Series B1 Preferred Stock will be determined by multiplying the “Proration Factor” by the total number of increments of 20 shares of Common Stock validly tendered with the result rounded to the nearest whole number; provided that amounts less than one will be rounded up to one. The “Proration Factor” is determined by dividing 100,000,000 by product of the total number of increments of 20 shares of Common Stock validly tendered and not withdrawn by holders of shares of Common Stock and 20.

Determinations of Validity
All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered shares of Common Stock or Series B Preferred Stock pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion (and we may delegate the power to make any determination in whole or in part to the Exchange Agent). Any such determination will be final and binding. Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. Neither we, the Exchange Agent, the Information Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any shares of Common Stock or Series B Preferred Stock, or will incur any liability for failure to give any such notification. We reserve the absolute right to reject any or all tenders of any shares of Common Stock or Series B Preferred Stock determined by us not to be in proper form, or if the acceptance of or exchange of such shares of Common Stock or Series B Preferred Stock may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the Offer that we are legally permitted to waive.
Acceptance and Delivery of Series B1 Preferred Stock
Acceptance of Common Stock and Series B Preferred Stock.   Upon our determination that all of the conditions to the Offer were satisfied or waived by us on or prior to the Expiration Date, all shares of Common Stock or Series B Preferred Stock validly tendered and not withdrawn will be accepted (subject to proration as discussed above) and the Series B1 Preferred Stock will be delivered promptly after expiration of the Offer. Our acceptance of shares of Common Stock and Series B Preferred Stock tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Issuance of Series B1 Preferred Stock.   Record holders of Common Stock or Series B Preferred Stock whose Common Stock is exchanged for Series B1 Preferred Stock will receive Series B1 Preferred Stock directly registered with the Company’s transfer agent (“Directly Registered Shares”). In the case of Series B1 Preferred Stock issued to holders in street name, the Series B1 Preferred Stock will be initially issued in the form of one or more global securities (the “Global Securities”) registered in the name of The Depository Trust Company, or DTC, or its nominee. Upon the issuance of the Global Securities, DTC or its nominee will credit the accounts of the persons holding through it with the number of the shares of Series B1 Preferred Stock represented by such global securities. Such accounts shall be designated by the underwriters. Ownership of beneficial interests in the Global Securities will be limited to persons that have accounts with DTC or persons that may hold interests through persons with accounts.
Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interest in the global securities may not be exchanged for Directly Registered Shares except in the limited circumstances described below. See “— Exchange of Global Securities for Directly Registered Shares.” Except in limited circumstances described below, owners of beneficial interests in Global Securities will not be entitled to receive physical delivery of shares of Series B1 Preferred Stock in certificated form. In addition, transfers of beneficial interest in global securities will be subject to the applicable rules and procedures of DTC and its direct and indirect participants which may change from time to time.
So long as the holder of a global security is the registered owner of any shares of Series B1 Preferred Stock, the holder of such Global Security will be considered the sole holder of any shares of Series B1 Preferred Stock evidenced by the Global Securities. Beneficial owners of shares of Series B1 Preferred Stock evidenced by the global securities will not be considered the owners or holders of such shares for any purpose. Neither we nor the transfer agent will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Series B1 Preferred Stock.
Exchange of Global Securities for Directly Registered Shares
A Global Security is exchangeable for Directly Registered Shares if DTC notifies us that (a) it is unwilling or unable to continue as depositary for the Global Securities or (b) it has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary.
In which case, upon surrender by a holder of its global security, shares of Series B1 Preferred Stock in such form will be issued to each person that the holder of the global security and DTC identify as being the beneficial owner of the related Series B1 Preferred Stock. In addition, beneficial interests in Global Securities may be exchanged for Directly Registered Shares upon prior written notice given to the transfer agent by or on behalf of DTC. In all cases, Directly Registered Shares delivered in exchange for any global securities or beneficial interest in global securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
We will not be liable for any delay by the global security holder or DTC in identifying the beneficial owners of Series B1 Preferred Stock and we may conclusively rely on, and will be protected in relying on, instructions from the holder of the global securities or DTC for all purposes. See “The Offer — Procedures for tendering shares of Common Stock in the Offer”.
If any shares of Common Stock are not accepted for any reason set forth in this Offer to Exchange or because the Offer is terminated, such unaccepted or unexchanged shares of Common Stock will remain issued and outstanding.
Conditions to the Completion of the Offer
Notwithstanding any other provision of the Offer, or any extension of the Offer, we shall not be required to accept for exchange any shares of Common Stock or Series B Preferred Stock or issue any Series B1 Preferred Stock, and we may terminate or amend the Offer at any time prior to acceptance for exchange of the shares of Common Stock or Series B Preferred Stock if we determine, in our reasonable judgment, that any of the following conditions has not been satisfied on or before the Expiration Date or if we so elect:
•
The Series B1 Preferred Stock shall be eligible for deposit with the Depositary Trust Company;

•
There shall have been validly tendered and not withdrawn a number of shares of Common Stock and Series B Preferred Stock as in the Company’s judgment is sufficient for the Series B1 Preferred Stock to meet the listing requirements of the Nasdaq Capital Market;

•
there shall not have occurred or be likely to occur any event that could reasonably be expected to materially adversely affect our business, financial condition, income, operations, properties or prospects, or materially impair the contemplated benefits of the Offer, or the settlement of the Offer;

•
there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer or the exchange of shares of Common Stock or Series B Preferred Stock for Series B1 Preferred Stock pursuant to the Offer, by or before any court or governmental regulatory or administrative agency or authority, tribunal, domestic or foreign, that challenges the making of the Offer or might reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay settlement of, or might otherwise reasonably be expected to adversely affect in any material manner, the Offer; or

•
there shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (ii) any significant adverse change in the price of securities generally in the United States or other major securities markets, (iii) a material impairment in the trading market for debt securities in the United States, (iv) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that might affect the extension of credit by banks or other lending institutions, (vi) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States, or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.
The foregoing conditions are for the Company’s benefit and may be asserted by the Company or may be waived by the Company, in whole or in part at any time, and from time to time, on or prior to the Expiration Date, in its sole discretion. In addition, the Company may terminate the Offer if any condition is not satisfied or waived on or before the Expiration Date or for any other reason if we so elect. Under the Offer, if any of the foregoing conditions is not satisfied or waived, the Company may (i) not accept shares of Common Stock or Series B Preferred Stock tendered by you, (ii) extend the Offer and retain all tendered shares of Common Stock or Series B Preferred Stock until the expiration of the extended Offer, or (iii) amend the Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by applicable law. The Common Stock Offer and the Preferred Stock offer are not conditioned on one another and we may elect to waive any condition of (or terminate) one offer but not the other.
The Company has not made a decision as to what circumstances would lead the Company to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although the Company has no present plans or arrangements to do so, the Company reserves the right to amend, at any time, the terms of the Offer. The Company will give holders such notice of such amendments as may be required by applicable law.
Information Agent
D.F. King & Co., Inc. has been appointed as Information Agent for the Offer. All questions and requests for assistance or for additional copies of the Offer Documents may be directed to the Information Agent at (toll-free) (888) 644-6071 or (collect) (212) 269-5550 or email: exela@dfking.com. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
No Solicitation
There are no persons directly or indirectly employed, retained or to be compensated to make solicitations or recommendations in connection with the Offer.
Fees and Expenses
We will bear all of our fees and expenses incurred in connection with the Offer.
Transfer Taxes
We are not aware of any obligation of holders of shares of Common Stock or Series B Preferred Stock who tender their shares of Common Stock in the Offer to pay any transfer taxes. However, if transfer tax would apply to the Offer, then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted to us by the tendering holder, the amount of such transfer taxes will be billed directly to the tendering holder.
Interests of directors, executive officers and affiliates of the Company in shares of Common Stock and Series B Preferred Stock
The following is a list of the current directors and executive officers of the Company:

Name	Position
Board of Directors
Par S. Chadha	Director, Executive Chairman
Ronald C. Cogburn	Director, Chief Executive Officer
Martin P. Akins	Director
Marc A. Beilinson	Director
Sharon Chadha	Director
J. Coley Clark	Director
John H. Rexford	Director
James G. Reynolds	Director
William L. Transier	Director
Executive Officers
Shrikant Sortur	Chief Financial Officer
Suresh Yannamani	President
Mark D. Fairchild	President, Exela Smart Office
Srini Murali	President, Americas and APAC
Vitalie Robu	President, EMEA
In connection with his or her services to the Company and its affiliates, certain of our executive officers are parties to arrangements with the Company, which govern his or her respective employment, service as a director and/or certain awards or other compensation that such person may be entitled to, each of which has been previously described by the Company in filings with the SEC. Certain directors and/or executive officers may also have additional contractual arrangements with the Company, which are further discussed in the Company’s filings with the SEC. See “Where to Find Available Information”.
None of the Company or, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer.
Certain of our directors and executive officers have engaged in transactions with respect to shares of Common Stock within the last 60 days, which have been disclosed in filings made by such persons with the SEC and are as set forth below.
On February 19, 2022, 11,667 of Mark D. Fairchild’s restricted stock units (“RSUs”) vested into a corresponding number of shares of Common Stock.
On February 19, 2022, 30,000 of Shrikant Sortur’s RSUs vested into a corresponding number of shares of Common Stock.
On February 19, 2022, 26,667 of Srinivasan Murali’s RSUs vested into a corresponding number of shares of Common Stock.
On February 19, 2022, 25,000 of Suresh Yannamani’s RSUs vested into a corresponding number of shares of Common Stock.
On March 11, 2022, Ronald C. Cogburn tendered 34,120 shares of Common Stock in exchange for 1,706 shares of Series B Preferred Stock.
On March 11, 2022, Vitalie Robu tendered 33,080 shares of Common Stock in exchange for 1,654 shares of Series B Preferred Stock.
On March 11, 2022, Martin Akins tendered 25,400 shares of Common Stock in exchange for 1,270 shares of Series B Preferred Stock.
On March 11, 2022, Mark D. Fairchild tendered 16,100 shares of Common Stock in exchange for 805 shares of Series B Preferred Stock.
On March 11, 2022, Srinivasan Murali tendered 33,620 shares of Common Stock in exchange for 1,681 shares of Series B Preferred Stock.

On March 11, 2022, affiliates of Par Chadha tendered 1,528,160 shares of Common Stock in exchange for 76,408 shares of Series B Preferred Stock.
On March 11, 2022, Marc Beilinson tendered 28,500 shares of Common Stock in exchange for 1,425 shares of Series B Preferred Stock.
On March 11, 2022, James Reynolds tendered 50,000 shares of Common Stock in exchange for 2,500 shares of Series B Preferred Stock.
On March 11, 2022, Shrikant Sortur tendered 27,320 shares of Common Stock in exchange for 1,366 shares of Series B Preferred Stock.
On March 11, 2022, John Rexford tendered 25,000 shares of Common Stock in exchange for 1,250 shares of Series B Preferred Stock.
On March 11, 2022, William Transier tendered 40,000 shares of Common Stock in exchange for 2,000 shares of Series B Preferred Stock.
Common Stock Ownership by Directors and Executive Officers
The following table presents the number of shares of Common Stock beneficially owned by the directors, the named executive officers and all directors, named executive officers and executive officers as a group as of April 15, 2022. Individuals have sole voting and dispositive power over the stock unless otherwise indicated in the footnotes.
Name of Individual	Ownership	Class(1)	Class Post-Offer(1)
Par S. Chadha(2)(3)	11,852,840	2.4%	3.1%
Ronald C. Cogburn(3)(4)	154,652	*	*
James G. Reynolds(3)(5)	1,168,032	*	*
Martin P. Akins(3)	240,760	*	*
J. Coley Clark(3)	204,497	*	*
John H. Rexford(3)	212,710	*	*
William L. Transier(3)	163,834	*	*
Marc A. Beilinson(3)	225,166	*	*
Shrikant Sortur(3)	116,708	*	*
Sharon Chadha(3)	11,852,840	2.4%	3.1%
All directors, named executive officers and other executive officers as a group (14 persons)	14,930,703	3.1%	3.9%

*
Represents holdings of less than one percent.

(1)
Percent of class refers to percentage of class beneficially owned as the term “beneficial ownership” is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 484,557,092 shares of Common Stock outstanding as of April 15, 2022. The “Class Post-Offer” column assumes the Offer is fully subscribed and the individual does not tender, thus 100 million shares of common stock are removed from the denominator for purposes of the calculation.

(2)
Mr. Chadha individually owns 302,672 shares. Mr. Chadha is a member of HGM or its affiliates and may be deemed to beneficially own the shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock beneficially owned by HandsOn Global Management, LLC or its affiliates, including Adesi 234 LLC, HOF 2 LLC, HOF 3 LLC, HOVS LLC (collectively, “HGM”) under Rule 13d-3. By virtue of his control of HGM, Mr. Chadha, may be deemed to beneficially own, and the table above reflects, shares of Common Stock attributable to HGM, including 9,177,118 shares of Common Stock, 685,116 shares of Common Stock issuable upon conversion of 1,412,897 shares of the Series A Preferred Stock and 1,537,087 shares of Common Stock issuable upon conversion of 76,408 shares of the Series B Preferred Stock held by the HGM as of April 15, 2022. In addition, Mr. Chadha may also be deemed to beneficially own the shares beneficially owned by Mrs. Chadha, which shares are also included in his total in the table above.
(3)
Includes Series A Preferred Stock and Series B Preferred Stock held by the applicable holder on an as converted to Common Stock basis, shares issuable in connection with vested or imminently vesting RSUs and shares issuable upon exercise of vested options, as applicable.

(4)
Mr. Cogburn is affiliated with HGM or its affiliates. Mr. Cogburn disclaims beneficial ownership of shares of Common Stock that are owned by HGM or its affiliates.

(5)
Mr. Reynolds is affiliated with HGM or its affiliates. Mr. Reynolds disclaims beneficial ownership of shares of Common Stock that are owned by HGM or its affiliates.

(6)
Mrs. Chadha individually owns 120,543 shares of Common Stock and is eligible to receive 30,303 shares upon vesting RSUs at the next annual meeting. Her shares may be deemed to be included in the numbers of shares attributed to Mr. Chadha due to their marriage (and have been included in his total above), and due to their marriage, Mrs. Chadha may be deemed to beneficially own the shares controlled by him, thus she reports the same number of shares as Mr. Chadha without duplication in the total.

Series B Preferred Stock Ownership by Directors and Executive Officers
Name of Individual	Ownership	Class(1)	Class Post-Offer(2)
Par S. Chadha(3)	76,408	8.5%	100%
Ronald C. Cogburn(4)	1,706	*	100%
James G. Reynolds(5)	2,500	*	100%
Martin P. Akins	1,270	*	100%
J. Coley Clark	1,131	*	100%
John H. Rexford	1,250	*	100%
William L. Transier	2,000	*	100%
Marc A. Beilinson	1,425	*	100%
Shrikant Sortur	1,366	*	100%
Sharon Chadha(3)	76,408	8.5%	100%
All directors, named executive officers and other executive officers as a group (14 persons)	93,196	10.4%	100%

*
Represents holdings of less than one percent.

(1)
Percent of class refers to percentage of class beneficially owned as the term “beneficial ownership” is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 900,328 shares of Series B Preferred Stock outstanding as of April 15, 2022.

(2)
Assumes the Offer is fully subscribed and the individual does not tender.

(3)
Includes 76,408 shares owned by HGM.

(4)
Mr. Cogburn is affiliated with HGM or its affiliates. Mr. Cogburn disclaims beneficial ownership of shares of Common Stock that are owned by HGM or its affiliates.

(5)
Mr. Reynolds is affiliated with HGM or its affiliates. Mr. Reynolds disclaims beneficial ownership of shares of Common Stock that are owned by HGM or its affiliates.

DESCRIPTION OF EXELA’S COMMON STOCK
The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation (our “certificate of incorporation”) and our amended and restated bylaws (our “bylaws”) and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC.
General
Our certificate of incorporation authorizes the issuance of 1,620,000,000 shares of capital stock, consisting of (i) 1,600,000,000 shares of Common Stock, and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of April 15, 2022, Exela had 484,557,092 shares of Common Stock outstanding.
Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of our stockholders. Holders of our Common Stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Our stockholders are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution and Winding-Up
In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of Exela, the holders of our Common Stock are entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.
Election of Directors
The Board of Directors is currently divided into three classes, Class A, Class B and Class C, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of our Common Stock.
Certain Anti-Takeover Provisions of Delaware Law
Staggered board of directors
Our certificate of incorporation provides that the Board of Directors is classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our Board of Directors only by successfully engaging in a proxy contest at two or more annual meetings.

Special meeting of stockholders
Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of the Board of Directors, by the president or by the chairman or by the secretary at the request in writing of stockholders owning a majority of the issued and outstanding capital stock entitled to vote.
Advance notice requirements for stockholder proposals and director nominations
Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to Exela’s principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to Exela’s principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Exela’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Exela stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Authorized but unissued shares
Exela’s authorized but unissued shares of Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Section 203 opt out
Pursuant to our certificate of incorporation, Exela has opted out of the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•
a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•
an affiliate of an interested stockholder; or

•
an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets.

However, the above provisions of Section 203 do not apply if:
•
the Board of Directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at a meeting of Exela stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Exela has opted out of the provisions of Section 203 of the Delaware General Corporation Law because it believes this statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire it.

Exclusive forum selection
Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Exela’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although Exela believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Exela’s directors and officers.
DESCRIPTION OF SERIES B1 PREFERRED STOCK AND SERIES B PREFERRED STOCK
The following summary of the material terms and provisions of the Series B1 Preferred Stock and Series B Preferred Stock does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our certificate of incorporation, including the certificates of designations for the Series A Preferred Stock and the Series B Preferred Stock, copies of which are available upon request from us, and the applicable provisions of the Delaware General Corporation Law.
General
Our certificate of incorporation authorizes the issuance of 20,000,000 shares of preferred stock, par value $0.0001 per share.
Our Board of Directors classified 5,000,000 shares of our authorized but unissued preferred stock as, and approved a certificate of designations creating a series of our preferred stock, designated as the “6.00% Series B Cumulative Perpetual Convertible Preferred Stock”. As of April 15, 2022, Exela has 900,328 shares of Series B Preferred Stock outstanding.
Our Board of Directors classified 5,000,000 shares of our authorized but unissued preferred stock as, and will approve a certificate of designations creating a series of our preferred stock, designated as the “6.00% Series B1 Cumulative Perpetual Convertible Preferred Stock”. When issued in accordance with this Offer to Exchange, the Series B1 Preferred Stock will be validly issued, fully paid and nonassessable.
The terms of the Series B1 Preferred Stock will be substantially the same as the terms of the Series B Preferred Stock, except that on all matters submitted to a vote of the stockholders of the Company, the holders of Series B1 Preferred Stock will vote with the Common Stock as a single class, the Company will have the option to pay dividends on the Series B1 Preferred Stock by issuing shares of Common Stock valued at the Five-Day VWAP as of the second business day prior to the applicable dividend payment date, and the Series B1 Preferred Stock will rank senior to the Series B Preferred Stock upon liquidation and in the right to receive dividends. Each share of Series B1 Preferred Stock will have a number of votes equal to the whole number of shares into which such Series B1 Preferred Stock is then convertible.
Ranking
The Series B1 Preferred Stock ranks with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs senior to the Series B Preferred Stock. Our Series B Preferred Stock and Series B1 Preferred Stock (collectively, the “2022 Preferred Stock”) rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:
•
senior to all classes or series of our Common Stock, and to any other class or series of our capital stock expressly designated as ranking junior to our 2022 Preferred Stock;

•
on parity with any other class or series of our capital stock expressly designated as ranking on parity with the applicable series of 2022 Preferred Stock; and

•
junior to any other class or series of our capital stock expressly designated as ranking senior to our 2022 Preferred Stock, including our currently outstanding Series A Preferred Stock.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to our 2022 Preferred Stock. Our 2022 Preferred Stock also ranks junior in right of payment to our other existing and future debt obligations.
Dividends
Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the 2022 Preferred Stock (including our currently outstanding Series A Preferred Stock) with respect to dividend rights, holders of shares of our 2022 Preferred Stock (i) are entitled to receive, when, as and if authorized by our Board of Directors and declared by us out of funds legally available for the payment of dividends, cumulative dividends at the rate of 6.00% per annum of the $25.00 liquidation preference per share of our 2022 Preferred Stock, and (ii) will participate in any dividend or distribution of cash or other property paid in respect of our Common Stock pro rata with the holders of the Common Stock (other than certain dividends or distributions that trigger an adjustment to the conversion price that will be described in the Certificate of Designations), as if all shares of 2022 Preferred Stock had been converted into Common Stock immediately prior to the date on which such holders of the Common Stock became entitled to such dividend or distribution. The dividends described in clause (i) above with respect to the Series B Preferred stock may only be paid in cash, and with respect to the Series B1 Preferred Stock may, at the option of the Company, be paid in cash or Common Stock valued at the Five-Day VWAP as of the second business day prior to the applicable dividend payment date.
Dividends on our 2022 Preferred Stock accrue and are cumulative from and including the date of original issue, and will be payable to investors quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 2022, or, if such day is not a business day, as defined below, on the next succeeding business day, in each case with the same force and effect as if made on such date. The term “business day” means each day, other than a Saturday or a Sunday, which is not a day on which banks in New York are required to close.
The amount of any dividend payable on our 2022 Preferred Stock for any partial dividend period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. A dividend period is the respective period commencing on and including March 31, June 30, September 30 and December 31 of each year and ending on and including the day preceding the first day of the next succeeding dividend period (other than the initial dividend period and the dividend period during which any shares of 2022 Preferred Stock shall be redeemed). Dividends will be payable to holders of record as they appear in our stock records at the close of business on each March 15, June 15, September 15 and December 15 or such other applicable record date designated by our Board of Directors as the record date for the payment of dividends that is not more than 60 and not fewer than ten days prior to the scheduled dividend payment date. A holder’s right to receive dividends upon conversion of 2022 Preferred Stock is limited.
Dividends on the 2022 Preferred Stock accrue whether or not:
•
we have earnings or funds legally available for the payment of those dividends;

•
any of our agreement prohibit the payment of those dividends; or

•
those dividends are authorized or declared.

If we do not pay dividends in full (or do not set apart a sum sufficient to pay them in full) on a series of our 2022 Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with a series of our 2022 Preferred Stock, we will declare any dividends upon the applicable series of 2022 Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the applicable series of 2022 Preferred Stock pro rata, so that the amount of dividends declared per share of 2022 Preferred Stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on the applicable series of 2022 Preferred Stock and such other class or series of capital stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on our 2022 Preferred Stock which may be in arrears.

Holders of shares of our 2022 Preferred Stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on our 2022 Preferred Stock and participation in dividends payable on our Common Stock, in each case, as described above. Any dividend payment made on our 2022 Preferred Stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on our 2022 Preferred Stock will accumulate as of the dividend payment date on which they first become payable.
We do not intend to declare dividends on our 2022 Preferred Stock, or pay or set apart for payment dividends on our 2022 Preferred Stock, if the terms of any of our agreements, including any agreements relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by our Board of Directors and declared by us or paid or set apart for payment if such authorization, declaration or payment is restricted or prohibited by law.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to holders of shares of our Common Stock or any other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to our 2022 Preferred Stock, holders of 2022 Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities, an amount equal to the greater of (a) the $25.00 liquidation preference with respect to their shares of 2022 Preferred Stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment, or (b) the amount that they would have received if they had optionally converted their shares of 2022 Preferred Stock into Common Stock immediately prior to liquidation. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of a series of our 2022 Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to the distribution of our assets upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, on parity with the applicable series of our 2022 Preferred Stock in the distribution of assets, then holders of shares of the applicable series of our 2022 Preferred Stock and each such other class or series of capital stock ranking, as to the distribution of our assets upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, on parity with the applicable series of our 2022 Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Holders of shares of our 2022 Preferred Stock are entitled to written notice of any event triggering the right to receive a distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of our affairs not less than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of our 2022 Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our capital stock or otherwise, is permitted under the laws of the State of Delaware, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of our 2022 Preferred Stock will not be added to our total liabilities.
Voting Rights
Series B Preferred Stock.   Holders of shares of our Series B Preferred Stock generally do not have any voting rights, except as set forth below.
Series B1 Preferred Stock.   On all matters submitted to a vote of the stockholders of the Company, the holders of Series B1 Preferred Stock will vote with the Common Stock as a single class. Each share of

Series B1 Preferred Stock will have a number of votes equal to the whole number of shares into which such Series B1 Preferred Stock is then convertible. Holders of our Series B1 Preferred Stock will also have the voting rights set forth below.
2022 Preferred Stock.   The 2022 Preferred Stock will have the following voting rights:
If dividends on our 2022 Preferred Stock are in arrears for eight or more consecutive quarterly periods (which we refer to as a preferred dividend default), holders of shares of our 2022 Preferred Stock (voting together as a class with the holders of all other classes or series of voting preferred stock whose voting rights are then exercisable) will be entitled to vote for the election of one additional director to serve on our Board of Directors (which we refer to as preferred stock director), until all unpaid and accumulated dividends on our 2022 Preferred Stock and any other class or series of voting preferred stock whose voting rights are then exercisable have been paid or declared and a sum sufficient for payment is set aside for such payment; provided that the election of any such director will not cause us to violate the corporate governance requirements of the Nasdaq (or any other exchange or automated quotation system on which our securities may be listed or quoted). In such case, the number of directors serving on our Board of Directors will be increased by one director. The preferred stock director will be elected by a plurality of the votes cast in the election to serve until the next annual meeting, and such preferred stock director will serve until their successor is duly elected and qualified or until the director’s right to hold the office terminates, whichever occurs earlier. The election will take place at:
•
a special meeting called by holders of at least 25% of the outstanding shares of 2022 Preferred Stock together with any other class or series of voting preferred stock whose voting rights are then exercisable, if this request is received more than 90 days before the date fixed for our next annual or special meeting of stockholders or, if we receive the request for a special meeting within 90 days before the date fixed for our next annual or special meeting of stockholders, at our annual or special meeting of stockholders or, at our option, at a separate special meeting; and

•
each subsequent annual meeting (or special meeting held in its place) until all dividends accumulated on our 2022 Preferred Stock and on any other class or series of voting preferred stock whose voting rights are then exercisable have been paid in full for all past dividend periods.

If and when all accumulated dividends on our 2022 Preferred Stock and all other classes or series of voting preferred stock whose voting rights are exercisable shall have been paid in full or a sum sufficient for such payment in full is set aside for payment, holders of shares of our 2022 Preferred Stock shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred dividend default) and the term and office of such preferred stock director so elected will immediately terminate and the number of directors comprising the entire Board of Directors will be reduced accordingly. As used in this Offer to Exchange, “voting preferred stock” means any and all classes or series of preferred stock ranking on parity with our 2022 Preferred Stock, either or both as to the payment of dividends and/or the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs and upon which like voting rights have been conferred.
Any preferred stock director elected by holders of shares of our 2022 Preferred Stock and holders of other parity preferred stock upon which like voting rights have been conferred and are exercisable may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of our 2022 Preferred Stock and other voting preferred stock entitled to vote thereon when they have the voting rights described above (voting as a single class), in each case to the extent the voting rights of the holders of our 2022 Preferred Stock or such other voting preferred stock remain then exercisable. So long as a preferred dividend default continues, any vacancy in the office of a preferred stock director may be filled by a vote of the holders of record of a majority of the outstanding shares of our 2022 Preferred Stock when only they have the voting rights described above, and by the majority vote of the 2022 Preferred Stock and each other class or series of voting preferred stock whose voting rights are then exercisable (voting as a single class) when the 2022 Preferred Stock and such other class or series of voting preferred stock are entitled to vote thereon; provided that the appointment or election of any such directors will not cause us to violate the corporate governance requirements of the Nasdaq (or any other exchange or automated quotation system on which our securities may be listed or quoted). The preferred stock directors shall each be entitled to one vote on any matter.

Holders of shares of our 2022 Preferred Stock are not entitled to a separate class vote with respect to any increase in the total number of authorized shares of our Common Stock or preferred stock, any increase in the number of authorized shares of 2022 Preferred Stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock.
Holders of shares of our 2022 Preferred Stock do not have any separate class voting rights with respect to, and the consent of the holders of shares of our 2022 Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of our 2022 Preferred Stock.
The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have converted, redeemed, repurchased or otherwise reacquired or called for conversion, redemption or repurchase upon proper procedures all outstanding shares of our 2022 Preferred Stock.
In any matter in which the 2022 Preferred Stock may vote as a separate class (as expressly provided in the certificate of designations for the 2022 Preferred Stock), each share of 2022 Preferred Stock will be entitled to one vote.
Amendment of the Certificate of Designation Without a Vote.   Without the consent of the holders of the 2022 Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the 2022 Preferred Stock, taken as a whole, and to the extent permitted by law, we may amend, alter, supplement, or repeal any terms of our certificate of incorporation or the certificate of designations for the 2022 Preferred Stock for the following purposes:
•
to cure any ambiguity, or to cure, correct, or supplement any provision that may be ambiguous, defective, or inconsistent; or

•
to make any provision with respect to matters or questions relating to the 2022 Preferred Stock that is not inconsistent with the provisions of the certificate of designations for the 2022 Preferred Stock; provided that any such amendment, alteration, supplement or repeal of any terms of the 2022 Preferred Stock effected in order to conform the terms that are not in the certificate of designations for the 2022 Preferred Stock to the description of the terms of the 2022 Preferred Stock set forth in this Offer to Exchange relating to the offer and sale of the 2022 Preferred Stock, shall be deemed not to adversely affect the rights, preferences, privileges and voting powers of the 2022 Preferred Stock, taken as a whole.

Maturity
Our 2022 Preferred Stock has no maturity date, and we are not required to redeem our 2022 Preferred Stock at any time. Accordingly, our 2022 Preferred Stock will remain outstanding indefinitely unless a holder of shares of our 2022 Preferred Stock decides to convert it or we decide to convert or redeem it. See “— Conversion Rights” and “— Change of Control Optional Redemption”.
Conversion Rights
Holders of shares of our 2022 Preferred Stock have the option to convert some or all of their outstanding shares of our 2022 Preferred Stock into a number of shares of Common Stock equal to the $25.00 liquidation preference of such share of 2022 Preferred Stock, plus an amount equal to accumulated but unpaid dividends with respect to such share, divided by the conversion price of $1.25 per share of Common Stock (subject to adjustment in certain events, the “Conversion Price”). Shares of our 2022 Preferred Stock are only convertible into shares of our Common Stock.
We will not issue fractional shares of Common Stock upon the conversion of shares of our 2022 Preferred Stock. Instead, we will round the number of shares to be issued up or down to the nearest whole number of shares.

A holder of shares of our 2022 Preferred Stock is not entitled to any rights of a Common Stockholder (other than the right to participate in dividends and distributions on an as if converted basis) until such holder of shares of our 2022 Preferred Stock has converted its shares of our 2022 Preferred Stock, and only to the extent the shares of our 2022 Preferred Stock are deemed to have been converted into shares of our Common Stock under our certificate of designations establishing our 2022 Preferred Stock.
Company Conversion Option
If at any point in time, the Five-Day VWAP of our Common Stock is greater than the Conversion Price, the Company thereafter shall have the option to require the conversion of each share of 2022 Preferred Stock into a number of shares of Common Stock equal to the $25.00 liquidation preference of such share of 2022 Preferred Stock, plus an amount equal to accumulated but unpaid dividends with respect to such share, divided by the Conversion Price.
The “Five-Day VWAP” of our Common Stock means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “XELA <equity> AQR” (or its equivalent successor if such page is not available) for any five consecutive trading days (or if such volume-weighted average price is unavailable, the market value of one share of our Common Stock on such trading days determined, using a volume-weighted average method to the extent practicable, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
For the purposes of determining daily VWAP and Market Value only, “trading day” means a day during which (i) there is no market disruption event and (ii) trading in securities generally occurs on the Nasdaq or, if our Common Stock (or other security for which Market Value is required to be determined) is not listed on the Nasdaq, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which our Common Stock (or such other security) is listed or, if our Common Stock (or such other security) is not listed on a U.S. national or regional securities exchange, then on the principal other market on which our Common Stock (or such other security) is then traded or quoted.
For the purposes of determining daily VWAP and Market Value only, “market disruption event” means (i) a failure by the principal United States national or regional securities exchange or market on which our Common Stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our Common Stock (or other security for which Market Value is required to be determined) for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in our Common Stock or in any options, contracts or future contracts relating to our Common Stock (or such other security).
Conversion Procedures
Procedures for the Holders’ Conversion
Holders of shares of our 2022 Preferred Stock may convert some or all of their shares by providing a written notice to the conversion agent stating that the holder of shares of our 2022 Preferred Stock elects to convert all or a specified whole number of those shares in accordance with the provisions described in this Offer to Exchange. If the notice specifies a name or names other than the name of the holder of shares of our 2022 Preferred Stock, the notice will be accompanied by payment of all transfer taxes payable upon the issuance of shares of our Common Stock in that name or names. Other than such transfer taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of our Common Stock upon conversion of shares of our 2022 Preferred Stock.
In lieu of the foregoing procedures, if our 2022 Preferred Stock is held in global certificate form, the holder of shares of our 2022 Preferred Stock must comply with the procedures of DTC to convert its beneficial interest in respect of the 2022 Preferred Stock represented by a global stock certificate of the 2022 Preferred Stock.

The “conversion date” with respect to any share of our 2022 Preferred Stock will be the date on which:
•
The conversion agent has received the notice relating to the conversion (or the applicable procedures of the DTC have been complied with);

•
The conversion agent has received any appropriate endorsements and transfer documents; and

•
We have received payment of all required transfer taxes, if any (or the holder has demonstrated to our satisfaction that those taxes have been paid).

This conversion will be deemed to have been made on the conversion date so that the rights of the holder of shares of our 2022 Preferred Stock as to the shares being converted will cease except for the right to receive the shares of our Common Stock deliverable upon conversion, and, if applicable, the person entitled to receive shares of Common Stock will be treated for all purposes as having become the record holder of those shares of Common Stock as of the conversion date.
If we redeem any shares of our 2022 Preferred Stock, the right of a holder to convert those shares of our 2022 Preferred Stock will terminate if we have not received the conversion notice of the holder of such shares of 2022 Preferred Stock by 5:00 p.m., New York City time, on the second business day immediately preceding the redemption date (unless we default in the payment of the redemption price, in which case a holder of 2022 Preferred Stock may convert such shares until the redemption price has been paid or duly provided for).
If more than one share of our 2022 Preferred Stock is surrendered for conversion by the same stockholder at the same time, the number of whole shares of Common Stock issuable upon conversion of those shares of our 2022 Preferred Stock will be computed on the basis of the total number of shares of our 2022 Preferred Stock so surrendered.
All shares of our Common Stock delivered upon conversion by the holders of shares of our 2022 Preferred Stock will, upon delivery, be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.
The conversion agent for the 2022 Preferred Stock is the transfer agent or such other person as we may designate from time to time.
Procedures for the Company Conversion Option
To exercise our conversion option described above, we must provide notice to the conversion agent and each registered holder of the 2022 Preferred Stock. We will also publish such notice on our website or through such other public medium as we may use at that time. The effective date will be a date selected by us and will be no more than 20 and not less than 5 trading days after the date on which we provide such notice of conversion.
In addition to any information required by applicable law or regulation, the notice of the exercise of our conversion option will state, as appropriate:
•
the effective date for our conversion option;

•
the number of shares of Common Stock to be issued upon conversion of each share of 2022 Preferred Stock; and

•
that dividends on the shares of our 2022 Preferred Stock to be converted will cease to accrue on the effective date for our conversion option.

Before the delivery of any securities upon conversion by us of shares of our 2022 Preferred Stock, we will comply with all federal and state laws and regulations applicable to such delivery. All shares of our Common Stock delivered upon conversion by us of shares of our 2022 Preferred Stock will, upon delivery, be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

Reservation of Common Stock
We will at all times reserve and keep available, free from preemptive rights out of our authorized but unissued shares of capital stock, for issuance upon the conversion of shares of our 2022 Preferred Stock, a number of our authorized but unissued shares of Common Stock that will from time to time be sufficient to permit the conversion of all outstanding shares of our 2022 Preferred Stock.
Conversion Price Adjustments
We will adjust the conversion price from time to time as follows:
(1) If we issue shares of our Common Stock as a dividend or distribution on shares of our Common Stock to all holders of our Common Stock, or if we effect a share split or share combination, the conversion price will be adjusted based on the following formula:
CP1 = CP0 ×	OS0 OS1
where
CP0 = the conversion price in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;
CP1 = the new conversion price in effect immediately on and after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;
OS0 = the number of shares of our Common Stock outstanding immediately prior to such dividend or distribution, or the effective date of such share split or share combination; and
OS1 = the number of shares of our Common Stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination.
Any adjustment made pursuant to this paragraph (1) shall become effective at the open of business on (x) the ex-dividend date for such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (1) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
The conversion price will not be adjusted except as specifically set forth in this subsection entitled in “— Conversion Price Adjustments.” Without limiting the foregoing, the conversion price will not be adjusted for:
•
the issuance of any shares of our Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities or those of our subsidiaries and the investment of additional optional amounts in shares of our Common Stock under any plan;

•
the issuance of any shares of our Common Stock or options or rights to purchase such shares pursuant to any of our present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program or those of our subsidiaries;

•
the issuance of any shares of our Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date shares of our Series B Preferred Stock were first issued (in the case of the Series B Preferred Stock) or the date shares of our Series B1 Preferred Stock were first issued (in the case of Series B1 Preferred Stock);

•
a change in the par value of our Common Stock;

•
accumulated and unpaid dividends or distributions; and

•
the issuance of shares of our Common Stock, or any securities convertible into or exchange or exercisable for shares of our Common Stock, or the payment of cash upon redemption thereof.

No adjustment in the conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion price. If the adjustment is not made because the adjustment does not change the conversion price by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/10,000th of a share, as the case may be. Notwithstanding the foregoing, if the shares of our 2022 Preferred Stock are called for redemption or conversion at our option, all adjustments not previously made will be made on the conversion date of any 2022 Preferred Stock.
Change of Control Optional Redemption
Upon the occurrence of a Change of Control (defined below) we will have the option to redeem our 2022 Preferred Stock, in whole but not in part, within 120 days after the first date on which such Change of Control occurred for cash at $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) to, but not including, the redemption date.
A “Change of Control” generally will be deemed to occur at such time as:
(1)
any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, or any successor provisions) other than us or any of our subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner,” directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power in the aggregate of all classes of our capital stock then outstanding entitled to vote generally in elections of directors (such capital stock, “voting stock”);

(2)
we consolidate with, or merge with or into, another person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or any person consolidates with or merges with or into us, or we convey, transfer, lease or otherwise dispose of all or substantially all of our consolidated assets to any person (other than a direct or indirect wholly owned subsidiary of ours), other than:

•
any transaction pursuant to which the holders of our capital stock immediately prior to the transaction collectively have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all classes of voting stock of the continuing or surviving person immediately after the transaction; or

•
any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
The phrase “all or substantially all” of our consolidated assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.
We will provide not less than 30 but no more than 60 days’ notice of redemption by mail to each registered holder of 2022 Preferred Stock to be redeemed. If the redemption notice is given and funds are deposited as required, then dividends will cease to accrue on and after the redemption date on those shares of 2022 Preferred Stock called for redemption.
Note this redemption feature may make more difficult or discourage a takeover of us and the removal of incumbent management.
Once we have called the 2022 Preferred Stock for redemption, the 2022 Preferred Stock will be convertible by the holder until the close of business on the second business day prior to the redemption date (unless we default in the payment of the redemption price, in which case a holder of 2022 Preferred stock may convert such shares until the redemption price has been paid or duly provided for). A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of the shares of our 2022 Preferred Stock except as to the holder to whom notice was defective or not given.

If we redeem less than all of the outstanding shares of our 2022 Preferred Stock, the transfer agent will select the shares by lot, on a pro rata basis or in accordance with any other method the transfer agent considers fair and appropriate. We may redeem our 2022 Preferred Stock only in a whole number of shares. If a portion of a holder’s 2022 Preferred Stock is selected for partial redemption by us and the holder converts a portion of such 2022 Preferred Stock, the number of shares of our 2022 Preferred Stock subject to redemption by us will be reduced by the number of shares that the holder converted.
Transfer Agent
The transfer agent, conversion agent and registrar for our Common Stock and the 2022 Preferred Stock is Continental Stock Transfer & Trust Company.
Book-Entry, Delivery and Form
Series B1 Preferred Stock issued to existing record holders of Common Stock or Series B Preferred Stock will be issued in the form of securities directly listed on the books of the transfer agent (“Directly Registered Shares”). All other Series B1 Preferred Stock will be initially issued in the form of one or more global securities registered in the name of The Depository Trust Company, or DTC, or its nominee. Upon the issuance of the Global Securities, DTC or its nominee will credit the accounts of Persons holding through it with the number of the shares of Series B1 Preferred Stock represented by such global securities. Ownership of beneficial interests in the global securities will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants.
Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interest in the global securities may not be exchanged for Directly Registered Shares except in the limited circumstances described below. See “— Exchange of Global Securities for Directly Registered Shares.” Except in limited circumstances described below, owners of beneficial interests in Global Securities will not be entitled to receive physical delivery of shares of Series B1 Preferred Stock in certificated form. In addition, transfers of beneficial interest in global securities will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
So long as the holder of a global security is the registered owner of any shares of Series B1 Preferred Stock, the holder of such global security will be considered the sole holder of any shares of Series B1 Preferred Stock evidenced by the global securities. Beneficial owners of shares of Series B1 Preferred Stock evidenced by the global securities will not be considered the owners or holders of such shares for any purpose. Neither we nor the transfer agent will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Series B1 Preferred Stock.
Depository procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge stockholders to contact the system or their participants directly to discuss these matters. However, we will remain responsible for any actions DTC, Euroclear and Clearstream and their respective participants take in accordance with instructions provided by us.
DTC has advised us that DTC is a limited-purpose trust company created to hold securities for the participants and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.
DTC has also advised us that, pursuant to procedures established by it:
(1)
upon deposit of the global securities, DTC will credit the accounts of participants that tendered Common Stock or Series B Preferred Stock with portions of the aggregate number of shares represented by the global securities; and

(2)
ownership of these interests in the global securities will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global securities).

Stockholders who are participants in DTC’s system may hold their interests therein directly through DTC. Stockholders who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. All interests in the global securities, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. Stockholders are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in global securities to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in Global Securities to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Payments in respect of dividends, if any, on global securities registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder. Under the terms of the certificate of designation, we will treat the Persons in whose names the shares of Series B1 Preferred Stock, including the global securities, are registered as the owners of the shares of Series B1 Preferred Stock for the purpose of receiving payments and for all other purposes. Consequently, neither we, nor any agent of ours has or will have any responsibility or liability for:
(1)
any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the global securities or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global securities; or

(2)
any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Series B1 Preferred Stock (including dividends), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial interest in the aggregate number of the shares represented by the global securities as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of the Series B1 Preferred Stock will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, or us. We will not be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Series B1 Preferred Stock, and we may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of

Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised us that it will take any action permitted to be taken by a holder of Series B1 Preferred Stock only at the direction of one or more participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate number of shares of Series B1 Preferred Stock as to which such participant or participants has or have given such direction.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor our agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Securities for Directly Registered Shares
A global security is exchangeable for Directly Registered Shares if DTC notifies us that (a) it is unwilling or unable to continue as depositary for the Global Securities or (b) it has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary.
In which case, upon surrender by a holder of its global security, shares of Series B1 Preferred Stock in such form will be issued to each person that the holder of the global security and DTC identify as being the beneficial owner of the related Series B1 Preferred Stock. In addition, beneficial interests in Global Securities may be exchanged for Directly Registered Shares upon prior written notice given to the transfer agent by or on behalf of DTC. In all cases, Directly Registered Shares delivered in exchange for any global securities or beneficial interest in global securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
We will not be liable for any delay by the global security holder or DTC in identifying the beneficial owners of Series B1 Preferred Stock and we may conclusively rely on, and will be protected in relying on, instructions from the holder of the global securities or DTC for all purposes.
Listing
The Series B Preferred Stock began trading on The Nasdaq Capital Market under the symbol “XelaP” on March 23, 2022. The Series B Preferred Stock trades “flat,” meaning that purchasers do not pay and sellers do not receive any accrued and unpaid interest on the Series B Preferred Stock that is not included in the trading price.
We intend to file an application to list the Series B1 Preferred Stock on The Nasdaq Capital Market under the symbol “XelaB.” If this application is approved, trading in the Series B1 Preferred Stock is expected to commence within a 30-day period after the initial delivery of the Series B1 Preferred Stock. If the application is not approved, we intend to file an application to admit the Series B1 Preferred Stock for trading on the OTC.
Book-Entry Issuance
Series B1 Preferred Stock issued to existing record holders of Common Stock or Series B Preferred Stock will be issued in the form of Directly Registered Shares. All other Series B1 Preferred Stock will be initially issued in the form of one or more global securities (the “global securities”) registered in the name of The Depository Trust Company, or DTC, or its nominee.

COMPARISON OF RIGHTS BETWEEN THE COMMON STOCK AND
THE SERIES B1 PREFERRED STOCK
The following is a description of the material differences between the rights of holders of shares of Common Stock and the Series B1 Preferred Stock. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange for a more complete understanding of the differences between being a holder of shares of Common Stock and Series B1 Preferred Stock.
Common Stock	Series B1 Preferred Stock
Ranking
In any liquidation or bankruptcy of the Company, Common Stock would rank below all claims against us by holders of any of our indebtedness and by the holders of any class of Preferred Stock. Holders of our Common Stock would not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of the Company until after our obligations to creditors and the liquidation preference of our classes of Preferred Stock have been satisfied in full.	In any liquidation or bankruptcy of the Company, Series B1 Preferred Stock would rank below all claims against us by holders of any of our indebtedness and by the holders of any senior class of Preferred Stock. Holders of our Series B1 Preferred Stock would not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of the Company until after our obligations to creditors and the liquidation preference of the senior classes of Preferred Stock have been satisfied in full.
Voting Rights
At every meeting of the stockholders of the Company in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of shares of Common Stock is entitled to one vote in person or by proxy for each share of Common Stock registered in the name of the holder on the transfer books of the Company.
At every meeting of the stockholders of the Company in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of shares of Series B1 Preferred Stock is entitled to a number of votes in person or by proxy for each share of Common Stock registered in the name of the holder on the transfer books of the Company equal to the whole number of shares of Common Stock into which Such Class B1 Preferred Stock is then convertible.
In addition, if dividends on our Series B1 Preferred Stock are in arrears for eight or more consecutive quarterly periods (which we refer to as a preferred dividend default), holders of shares of our Series B1 Preferred Stock (voting together as a class with the holders of all other classes or series of voting preferred stock whose voting rights are then exercisable) will be entitled to vote for the election of one additional director to serve on our board of directors (which we refer to as preferred stock director), until all unpaid and accumulated dividends on our Series B1 Preferred Stock and any other class or series of voting preferred stock whose voting rights are then exercisable have been paid or declared and a sum sufficient for payment is set aside for such payment.

Common Stock	Series B1 Preferred Stock
Dividends/Distributions
Holders of Common Stock, are entitled to receive dividends if and when declared by our Board of Directors.	Holders of Series B1 Preferred Stock, are entitled to dividends that will accrue daily, will be cumulative from and will be payable quarterly in arrears commencing on the date of original issuance when, as and if declared by our board of directors. Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series B1 Preferred Stock (including our currently outstanding Series A Preferred Stock) with respect to dividend rights, holders of shares of our Series B1 Preferred Stock (i) are entitled to receive, when, as and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative dividends at the rate of 6.00% per annum of the $25.00 liquidation preference per share of our Series B1 Preferred Stock, at the option of the Company, payable in cash or Common Stock valued at the Five-Day VWAP as of the second business day prior to the applicable dividend payment date and (ii) will participate in any dividend or distribution of cash or other property paid in respect of our Common Stock pro rata with the holders of the Common Stock (other than certain dividends or distributions that trigger an adjustment to the conversion price that will be described in the Certificate of Designations), as if all shares of Series B1 Preferred Stock had been converted into Common Stock immediately prior to the date on which such holders of the Common Stock became entitled to such dividend or distribution.
Listing
The Common Stock trades on The Nasdaq Capital Market, under the ticker symbol “XELA”.	We intend to file an application to list the Series B1 Preferred Stock on the Nasdaq Capital Market under the symbol “XelaB”.

COMPARISON OF RIGHTS BETWEEN THE SERIES B PREFERRED STOCK
AND THE SERIES B1 PREFERRED STOCK
The following is a description of the material differences between the rights of holders of shares of Series B Preferred Stock and the Series B1 Preferred Stock. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange for a more complete understanding of the differences between being a holder of shares of Series B Preferred Stock and Series B1 Preferred Stock.
Series B Preferred Stock	Series B1 Preferred Stock
Ranking
In any liquidation or bankruptcy of the Company, Series B Preferred Stock would rank below all claims against us by holders of any of our indebtedness and by the holders of any senior class of Preferred Stock. Holders of our Series B Preferred Stock would not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of the Company until after our obligations to creditors and the liquidation preference of the senior classes of Preferred Stock have been satisfied in full.	The Series B1 Preferred Stock ranks senior the Series B Preferred Stock. In any liquidation or bankruptcy of the Company, Series B1 Preferred Stock would rank below all claims against us by holders of any of our indebtedness and by the holders of any senior class of Preferred Stock. Holders of our Series B1 Preferred Stock would not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of the Company until after our obligations to creditors and the liquidation preference of the senior classes of Preferred Stock have been satisfied in full.
Voting Rights
General. Holders of the Series B Preferred Stock do not generally have voting rights	General. At every meeting of the stockholders of the Company in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of shares of Series B1 Preferred Stock is entitled to a number of votes in person or by proxy for each share of Common Stock registered in the name of the holder on the transfer books of the Company equal to the whole number of shares of Common Stock into which Such Class B1 Preferred Stock is then convertible.
Dividend Arrearages. If dividends on our Series B Preferred Stock are in arrears for eight or more consecutive quarterly periods (which we refer to as a preferred dividend default), holders of shares of our Series B Preferred Stock (voting together as a class with the holders of all other classes or series of voting preferred stock whose voting rights are then exercisable) will be entitled to vote for the election of one additional director to serve on our board of directors (which we refer to as preferred stock director), until all unpaid and accumulated dividends on our Series B Preferred Stock and any other class or series of voting preferred stock whose voting rights are then exercisable have been paid or declared and a sum sufficient for payment is set aside for such payment.	Dividend Arrearages. In addition, if dividends on our Series B1 Preferred Stock are in arrears for eight or more consecutive quarterly periods (which we refer to as a preferred dividend default), holders of shares of our Series B1 Preferred Stock (voting together as a class with the holders of all other classes or series of voting preferred stock whose voting rights are then exercisable) will be entitled to vote for the election of one additional director to serve on our board of directors (which we refer to as preferred stock director), until all unpaid and accumulated dividends on our Series B1 Preferred Stock and any other class or series of voting preferred stock whose voting rights are then exercisable have been paid or declared and a sum sufficient for payment is set aside for such payment.

Series B Preferred Stock	Series B1 Preferred Stock
Dividends/Distributions
Holders of Series B Preferred Stock, are entitled to dividends that will accrue daily, will be cumulative from and will be payable quarterly in arrears commencing on the date of original issuance when, as and if declared by our board of directors. Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series B Preferred Stock (including our currently outstanding Series A Preferred Stock) with respect to dividend rights, holders of shares of our Series B Preferred Stock (i) are entitled to receive, when, as and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.00% per annum of the $25.00 liquidation preference per share of our Series B Preferred Stock, and (ii) will participate in any dividend or distribution of cash or other property paid in respect of our Common Stock pro rata with the holders of the Common Stock (other than certain dividends or distributions that trigger an adjustment to the conversion price that will be described in the Certificate of Designations), as if all shares of Series B Preferred Stock had been converted into Common Stock immediately prior to the date on which such holders of the Common Stock became entitled to such dividend or distribution.	Same as Series B Preferred Stock, except that with respect to the dividends described in clause (i). such dividends may, at the option of the Company, be paid in cash or Common Stock valued at the Five-Day VWAP as of the second business day prior to the applicable dividend payment date.
Listing
The Series B Preferred Stock began trading on The Nasdaq Capital Market under the symbol “XelaP” on March 23, 2022.	We intend to file an application to list the Series B1 Preferred Stock on the Nasdaq Capital Market under the symbol “XelaB”.
CERTAIN MATERIAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain material U.S. federal income tax consequences of the Offer to our stockholders. This summary is based on the Code, existing and proposed Treasury regulations, rulings, administrative pronouncements of the IRS and judicial decisions, all as currently in effect, and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities can apply on a retroactive basis in some circumstances, possibly in a manner that affects the discussion of U.S. federal income tax consequences below.
This summary is intended for general information purposes, and, except as expressly set forth below, only addresses certain material U.S. federal income tax consequences applicable to stockholders that hold their Common Stock as capital assets within the meaning of Section 1221 of the Code. In the context of the discussion pertaining to the Series B1 Preferred Stock, the discussion describes certain U.S. federal income tax consequences applicable only to stockholders of the Series B1 Preferred Stock who hold Series B1 Preferred Stock as capital assets. This summary does not purport to address all of the U.S. federal income tax considerations that may be relevant to the particular circumstances of a stockholder, including those stockholders who are subject to special tax rules (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders whose functional currency is not the U.S. dollar, and holders who hold their shares as part of a hedge, straddle, constructive sale or conversion transaction). Nor does this summary discuss any tax consequences that may arise under the alternative minimum tax or under state, local or foreign tax laws, and does not describe any aspect of U.S. federal tax law other than income taxation. We will not seek an opinion of counsel or a ruling from the IRS with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the IRS will agree with the positions described in this Offer. Each stockholder should consult its own tax advisor regarding the tax consequences of the Offer to it.
As used in this discussion, a “U.S. Holder” is a beneficial owner of the Common Stock that is an individual who is a citizen or resident of the United States; a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia; an estate, the income of which is subject to U.S. federal income tax regardless of its source; or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a stockholder that is not a “U.S. Holder”.
If a partnership or other pass-through entity is a beneficial owner of the Common Stock, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. A stockholder that is a partner (or other owner) of a partnership or other pass-through entity that holds Common Stock should consult its tax advisor regarding the tax consequences of the Offer and of owning and disposing of the Series B1 Preferred Stock.
Non-Participation in the Offer.   Stockholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.
Participation in the Offer.   The exchange of Common Stock or Series B Preferred Stock for Series B1 Preferred Stock under the Offer is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Assuming the Offer so qualifies, the following U.S. federal income tax consequences will generally result from the transaction:
•
No gain or loss will be recognized on an exchange;

•
Stockholders’ holding period for the Series B1 Preferred Stock received in an exchange will include the holding period of the Common Stock or Series B Preferred Stock exchanged in this Offer; and

•
Stockholders’ initial tax basis of the Series B1 Preferred Stock received in an exchange will be equal to the adjusted tax basis of the Common Stock or Series B Preferred Stock exchanged.

Ownership of Series B1 Preferred Stock — U.S. Holders
Conversion of the Series B1 Preferred Stock.   A conversion of Series B1 Preferred Stock into Common Stock as described in “Description of Series B1 Preferred Stock — Conversion Rights” will qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. The U.S. federal income tax consequences of such conversion will be the same as described above under “— Participation in the Offer.”
Dividend Payments.   Distributions with respect to the Series B1 Preferred Stock will constitute dividends for U.S. federal income tax purposes to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the Series B1 Preferred Stock, causing a reduction in the adjusted tax basis of such U.S. Holder’s Series B1 Preferred Stock, but not below zero. Any remaining excess will be treated as capital gain and will be treated as described below under “— Ownership of Series B1 Preferred Stock — U.S. Holders — Gain on Disposition of Series B1 Preferred Stock.” For amounts treated as dividends, a corporate U.S. Holder will be eligible for the dividends-received deduction and a noncorporate U.S. Holder will qualify for taxation at preferential rates, in each case if it meets certain holding period and other applicable requirements.

Redemption of Series B1 Preferred Stock.   A redemption of the Series B1 Preferred Stock for cash will be treated as a sale or exchange (and taxed in accordance with the rules described below under “— Ownership of Series B1 Preferred Stock — U.S. Holders — Gain on Disposition of Series B1 Preferred Stock”) if, taking into account the constructive ownership rules of Section 318 of the Code, the redemption (a) results in a complete termination of the U.S. Holder’s interest in the Company under Section 302(b)(3) of the Code, (b) results in a substantially disproportionate redemption of stock with respect to the U.S. Holder under Section 302(b)(2) of the Code or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code. If the redemption is not treated as a sale or exchange, it will be taxable as a distribution in accordance with the rules described above under “— Ownership of Series B1 Preferred Stock — U.S. Holders — Dividend Payments,” in which case the U.S. Holder’s tax basis in the redeemed shares will be allocated to the U.S. Holder’s remaining Common Stock and/or Series B1 Preferred Stock, if any.
Gain on Disposition of Series B1 Preferred Stock.   If a U.S. Holder sells or otherwise disposes of Series B1 Preferred Stock (other than by redemption or conversion as discussed above), a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized upon the disposition and its adjusted tax basis of the Series B1 Preferred Stock. Capital gain of a noncorporate U.S. Holder generally is taxed at preferential rates if the U.S. Holder has a holding period greater than one year.
Information Reporting and Backup Withholding.   Certain U.S. Holders will be subject to information reporting with respect to the payment of dividends on our Series B1 Preferred Stock and the payment of proceeds on the sale or other disposition of shares of our Series B1 Preferred Stock. Backup withholding may apply unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax.   Any amount withheld under the backup withholding rules from a payment to a U.S. Holder is allowable as a credit against such holder’s U.S. federal income tax liability, which may entitle the U.S. Holder to a refund if the amount of taxes withheld exceed the U.S. Holder’s actual tax liability, provided that the U.S. Holder timely provides the required information to the IRS. A U.S. Holder is urged to consult its tax advisor regarding the application of backup withholding in its particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.
Ownership of Series B1 Preferred Stock — Non-U.S. Holders
Conversion of the Series B1 Preferred Stock.   A conversion of Series B1 Preferred Stock into Common Stock as described in “Description of Series B1 Preferred Stock — Conversion Rights” will qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. The U.S. federal income tax consequences of such conversion will be the same as described above under “— Participation in the Offer.”
Dividend Payments.   Distributions with respect to the Series B1 Preferred Stock will constitute dividends for U.S. federal income tax purposes to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Generally, distributions treated as dividends and paid to a Non-U.S. Holder with respect to our Series B1 Preferred Stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty. To the extent that the amount of a distribution with respect to our Series B1 Preferred Stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in such Series B1 Preferred Stock and thereafter as gain from the sale or exchange of Series B1 Preferred Stock, the tax treatment of which is discussed below under “— Ownership of Series B1 Preferred Stock — Non-U.S. Holders — Gain on Disposition of Series B1 Preferred Stock.” To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.
Dividends that are effectively connected with a trade or business conducted by a Non-U.S. Holder within the U.S., and, to the extent an applicable tax treaty provides, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the U.S., generally will be subject to U.S. federal income tax on a net basis at the gradual ordinary rates generally applicable to U.S. Holders, but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. A Non-U.S. Holder generally can meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to the applicable withholding agent. A Non-U.S. Holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.
A Non-U.S. Holder of shares of Series B1 Preferred Stock may obtain a refund of any excess amounts withheld under these rules if the Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax and an appropriate claim for refund is timely filed with the IRS.
Redemption of Series B1 Preferred Stock.   A redemption of the Series B1 Preferred Stock for cash will be treated as a sale or exchange (and taxed in accordance with the rules described below under “— Ownership of Series B1 Preferred Stock — Non-U.S. Holders — Gain on Disposition of Series B1 Preferred Stock”) if, taking into account the constructive ownership rules of Section 318 of the Code, the redemption (a) results in a complete termination of the Non-U.S. Holder’s interest in the Company under Section 302(b)(3) of the Code, (b) results in a substantially disproportionate redemption of stock with respect to the Non-U.S. Holder under Section 302(b)(2) of the Code or (c) is “not essentially equivalent to a dividend” with respect to the Non-U.S. Holder under Section 302(b)(1) of the Code. If the redemption is not treated as a sale or exchange, it will be taxable as a distribution in accordance with the rules described above under “— Ownership of Series B1 Preferred Stock — Non-U.S. Holders — Dividend Payments,” in which case the U.S. Holder’s tax basis in the redeemed shares will be allocated to the Non-U.S. Holder’s remaining Common Stock and/or Series B1 Preferred Stock, if any.
Gain on Disposition of Series B1 Preferred Stock.   A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange or other taxable disposition (other than a redemption or conversion as discussed above) of Series B1 Preferred Stock unless:
•
the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the U.S. and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the U.S.;

•
the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•
our Series B1 Preferred Stock constitutes a “U.S. real property interest” (“USRPI”) by reason of our status as a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes and certain other conditions are met.

A Non-U.S. Holder whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the gain derived on a net income basis at the regular graduated rates, unless an applicable tax treaty provides otherwise. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items. A Non-U.S. Holder described in the second bullet point above will be subject to a 30% U.S. federal income tax (or such lower rate as may be specified by an applicable tax treaty) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses. With respect to the third bullet point above, we believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. A Non-U.S. Holder should consult its tax advisor regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding.   Information returns will be filed annually with the IRS in connection with our payment of dividends on the Series B1 Preferred Stock. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which a Non-U.S. Holder is a resident for tax purposes. Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition, including redemption, of the shares of Series B1 Preferred Stock, and the Non-U.S. Holder may be subject to backup withholding on payments of dividends on the shares of Series B1 Preferred Stock or on the proceeds from a sale or other disposition of the Series B1 Preferred Stock. The certification procedures required to claim the exemption from withholding tax on dividends described above will satisfy the certification requirements necessary to avoid the backup withholding as well.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability or may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.
STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE OFFER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.
PLAN OF DISTRIBUTION
We are relying on Section 3(a)(9) of the Securities Act to exempt the issuance of Series B1 Preferred Stock in the Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(E) of the Securities Act, to provide a pre-emption of the registration and qualification requirements of the state securities laws for the issuance of the Series B1 Preferred Stock in the Offer. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting tenders in the Offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Offer.
We have agreed to pay all our expenses incident to the Offer. We have not agreed to pay any commissions or concessions of any broker or dealers.
HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA
Summary Historical Consolidated Financial Data
The selected data presented below under the captions “Statement of Operations Data” and “Balance Sheet Data” for, and as of the end of, each of the years in the two-year period ended December 31, 2021 are derived from the consolidated financial statements of the Company, which consolidated financial statements have been audited by KPMG LLP, independent auditors. In the opinion of management, such unaudited data reflect all adjustments, consisting only of normally recurring adjustments, necessary to fairly present the Company’s financial position and results of operations for the periods presented. Certain reclassifications have been made to the prior year financial statements to conform to current year presentation.

	Year Ended December 31,
	2020	2021
	(In thousands)
Statement of Operations Data:
Revenue	$1,292,562	$1,166,606
Cost of revenue (exclusive of depreciation and amortization)	1,023,544	889,095
Selling, general and administrative expenses (exclusive of depreciation and amortization)	186,104	169,781
Depreciation and amortization	93,953	77,150
Impairment of goodwill and other intangible assets	—	—
Related party expense	5,381	9,191
Operating (loss) income	(16,420)	21,389
Other expense (income), net:
Interest expense, net	173,878	168,048
Debt modification and extinguishment costs (gain)	9,589	(16,689)
Sundry expense (income), net	(153)	363
Other expense (income), net	(34,788)	401
Net (loss) income before income taxes	(164,946)	(130,734)
Income tax (expense) benefit	(13,584)	(11,656)
Net (loss)	$(178,530)	$(142,390)
Other Financial Data:
EBITDA(1)	102,885	114,464
Adjusted EBITDA(1)	173,545	173,284
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	(29,781)	(111,534)
Net cash provided by (used in) investing activities	21,438	(9,261)
Net cash provided by (used in) financing activities	63,362	98,651
Statement of Comprehensive Income Data:
Net (loss)	(178,530)	(142,390)
Foreign currency translation adjustment	(90)	(44)
Unrealized pension actuarial gains (losses), net of tax	(9,005)	6,118
Total other comprehensive loss, net of tax	(187,625)	(136,316)
Loss per share:
Basic	(3.66)	(1.22)
Diluted	(3.66)	(1.22)
Book value per share
Balance Sheet Data:
Cash and cash equivalents	68,221	20,775
Accounts receivable, net of allowance for doubtful accounts	206,868	184,102
Total assets	1,157,779	1,037,023
Long-term debt, net of current maturities	1,498,004	1,104,399
Total liabilities	2,084,311	1,703,795
Total stockholders’ deficit	(926,532)	(666,772)

(1)
“EBITDA” is defined as net income (loss) with adjustments for (1) taxes, (2) interest expense and (3) depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA with further adjustments for (1) optimization and restructuring expenses, (2) transaction and integration costs, (3) non-cash equity compensation, (4) other charges including non-cash, (5) loss / (gain) on sale of assets, (6) loss / (gain) on business disposals, (7) debt modification and extinguishment costs (gain), (8) loss / (gain) on derivative instruments, (9) contract costs, (10) dissenting shareholders expense (relating to the appraisal action), (11) litigation reserve and (12) impairment of goodwill and other intangible assets. “Further Adjusted EBITDA” is defined as Adjusted EBITDA with further adjustments for standalone synergies and combination synergies.

Each of EBITDA, Adjusted EBITDA and Further Adjusted EBITDA is a financial measure that is not prepared in accordance with GAAP. The Issuers believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Exela’s financial condition and results of operations. The Issuers do not consider these non-GAAP measures in isolation or as an alternative to liquidity or financial measures determined in accordance with GAAP. A limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in Exela’s consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures and, therefore, the basis of presentation for these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation of, or as an alternative to, GAAP financial measures.
	Year Ended December 31,
	2020	2021
	(In millions)
Net loss	$(178.5)	$(142.4)
Taxes	13.6	11.7
Interest expense	173.9	168.0
Depreciation and amortization	94.0	77.2
EBITDA	102.9	114.5
Optimization and restructuring expenses(a)	45.6	22.3
Transaction and integration costs(b)	16.6	15.9
Non-cash equity compensation(c)	2.8	3.9
Other charges, including non-cash(d)	26.2	32.5
Loss / (gain) on sale of assets(e)	0.1	(2.8)
Loss / (gain) on business disposals(f)	(44.6)	1.3
Debt modification and extinguishment costs (gain)(g)	9.6	(16.7)
Loss / (gain) on derivative instruments(h)	0.4	(0.9)
Contract costs(i)	4.3	4.3
Dissenting shareholders expense (relating to the appraisal action)(j)	—	—
Litigation reserve(k)	9.6	(0.9)
Impairment of goodwill and other intangible assets(l)	—	—
Adjusted EBITDA	$173.6	$173.3

(a)
Reflects net salary and benefits associated with positions, current vendor expenses and existing lease contracts that are part of the ongoing savings and productivity improvement initiatives in process transformation, customer transformation and post-merger or acquisition integration.

(b)
Reflects costs incurred related to transactions for completed or contemplated transactions during the period.

(c)
Reflects the non-cash charges related to restricted stock units and options that vested during the year at Ex-Sigma LLC in the case of the SourceHOV Holdings, Inc. 2013 Long Term Incentive Plan assumed by it in connection with the business combination with Novitex Holdings, Inc. and SourceHOV Holdings, Inc. and Exela under the 2018 Stock Incentive Plan.

(d)
Reflects fair value adjustments to deferred revenue and deferred rent accounts established as part of purchase accounting and other non-cash charges. Other charges include severance, retention bonus, facility consolidation and other transition costs.

(e)
Reflects loss / (gain) recognized on the disposal of property, plant and equipment and other assets.

(f)
Reflects loss / (gain) recognized on the disposal of noncore-business assets.

(g)
Reflects loss / (gain) recognized on modification and extinguishment of debt.

(h)
Reflects the impact of changes in the fair value of an interest rate swap entered into during the fourth quarter of 2017.

(i)
Reflects costs incurred on new projects, contract start-up costs and project ramp costs.

(j)
Reflects adjustments to the Appraisal Action liability.

(k)
Reflects adjustments for standalone synergies and combination synergies.

Summary Unaudited Pro Forma Financial Information
The following unaudited pro forma financial information has been derived from, and should be read in conjunction with, our historical consolidated financial statements incorporated by reference in this Offer to Exchange. The unaudited pro forma financial information set forth below gives effect to the financial impact of the settlement of the Offer as if it had occurred (i) on December 31, 2021 for the purposes of the unaudited pro forma balance sheet as of December 31, 2021 and the book value per share calculation as of such date, and (ii) on January 1, 2021 for the purposes of the unaudited pro forma statement of comprehensive income and earnings per share for the fiscal years ended December 31, 2021. The adjustments for the Offer on the unaudited pro forma financial information set forth below assume that an aggregate of 100,000,000 shares of Common Stock are tendered in the Offer in exchange for $125,000,000 aggregate liquidation preference of Series B1 Preferred Stock pursuant to the terms of the Offer. The pro forma financial information set forth below does not give effect to any other changes to the accounts of Exela since December 31, 2021 and only gives effect to the financial impact of the settlement of the Offer. The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Offer been completed as of the dates indicated. The unaudited pro-forma financial statements are for informational purposes only and are not indications of future performance.
	As of December 31, 2021
Balance Sheet ($’s in thousands)	Actual	Adjustment	As Adjusted
Cash and cash equivalents	20,775	(7,500)	13,275
Accounts receivable, net of allowance for doubtful accounts	184,102	—	184,102
Total assets	1,037,023	(7,500)	1,029,523
Long-term debt, net of current maturities	1,104,399	—	1,104,399
Total liabilities	1,703,795	—	1,703,795
Total stockholders’ (deficit) equity	(666,772)	(7,500)	(674,272)

	For the twelve months ended December 31, 2021
Statement of Comprehensive Income and EPS ($’s in thousands except per share amounts)	Actual	Adjustment	As Adjusted
Net loss	(142,390)	—	(142,390)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(44)	—	(44)
Unrealized pension actuarial gains (losses), net of tax	6,118	—	6,118
Total other comprehensive loss, net of tax	(136,316)	—	(136,316)
Loss per share:
Basic	(1.22)	nm(1)	nm(1)
Diluted	(1.22)	nm(1)	nm(1)
Shares outstanding at 12/31	265,194,961	(100,000,000)	165,194,961
Total stockholders’ (deficit) equity	(666,772,000)	(7,500,000)	(674,272,000)
Book value per share	(2.51)		(4.08)
Footnotes:
(1)
The Company’s share count did not exceed 100,000,000 shares on January 1, 2021 for it to illustrate the impact of the Offering on basic and diluted loss per share.

PRICE RANGE OF THE COMMON STOCK; DIVIDENDS
Our Common Stock trades on The Nasdaq Capital Market, LLC under the ticker symbol “XELA”. As of April 15, 2022, there were approximately 76 holders of record of our Common Stock. Based on the latest available information, we believe there are in excess of 80,000 beneficial owners of our Common Stock.
On April 15, 2022, the last reported sales price of Common Stock was $0.35 per share. As of April 15, 2022, we had approximately 484,557,092 shares of Common Stock outstanding.
The following table presents the range of high and low quarterly sales prices of shares of our Common Stock for the last two years. Historical prices have been restated to give effect to the 1:3 stock split that occurred on January 25, 2021.
Period	Low	High
First Quarter 2020	$0.26	$1.62
Second Quarter 2020	$0.37	$2.61
Third Quarter 2020	$0.99	$2.27
Fourth Quarter 2020	$1.03	$1.94
First Quarter 2021	$1.20	$7.79
Second Quarter 2021	$1.24	$3.11
Third Quarter 2021	$1.79	$5.44
Fourth Quarter 2021	$0.86	$2.38
First Quarter 2022	$0.35	$0.95
Second Quarter 2022 (through April 15)	$0.35	$0.48
We have never paid any cash dividends on shares of Common Stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, capital requirements, general financial condition, and is within the discretion of our board of directors.

PRICE RANGE OF THE SERIES B PREFERRED STOCK; DIVIDENDS
Our Series B Preferred Stock trades on The Nasdaq Capital Market, LLC under the ticker symbol “XELAP”. As of April 15, 2022, there were approximately 14 holders of record of our Series B Preferred Stock. Due to the recent issue date of the Series B Preferred Stock, the Company does not have reliable data as to the number of beneficial owners.
On April 15, 2022, the last reported sales price of Series B Preferred Stock was $9.05 per share. As of April 15, 2022, we had approximately 900,328 shares of Series B Preferred Stock outstanding.
The following table presents the range of high and low quarterly sales prices of shares of our Series B Preferred Stock since it was listed on the Nasdaq Capital Market.
Period	Low	High
First Quarter 2022 (from March 23)	$9.25	$12.50
Second Quarter 2022 (through April 15)	$7.80	$10.79
We have never paid any cash dividends on shares of Series B Preferred Stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, capital requirements, general financial condition, and is within the discretion of our Board of Directors.
WHERE TO FIND AVAILABLE INFORMATION
We are subject to the information reporting requirements of the Exchange Act applicable to U.S. domestic issuers and, as such, file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements on Schedule 14A and other information with the SEC. These reports and proxy statements are available free of charge through our website at www.exelatech.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. The information on our website is not incorporated by reference in this Offer to Exchange. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference into, and are not considered part of, this Offer to Exchange and, as a result, you should not rely on any such information in making your decision whether to exchange your securities. In addition, our filings with the SEC are available on the SEC’s website at www.sec.gov, which contains reports, proxy and other information regarding the Company and other issuers that file electronically with the SEC.
INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents filed by the Company with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:
•
Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed by the Company with the SEC on March 16, 2022, as amended;

•
Current Report on Form 8-K filed by the Company with the SEC on each of January 3, 2022, January 4, 2022, January 14, 2022, February 11, 2022, March  7, 2022, March 14, 2022, March 17, 2022, March 31, 2022 and April 13, 2022.

We also incorporate by reference all documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for any portion of a document deemed to have been “furnished” and not “filed” in accordance with SEC rules) subsequent to the date of this Offer to Exchange and before the expiration of the Offer.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Exchange, shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any subsequently filed document or report that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Exchange, except as so modified or superseded.
You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Where to Find Available Information” or by contacting Investor Relations Department for the Company at 2701 E. Grauwyler Road, Irving, Texas 75061, Tel: (844) 935-2832, and email: IR@exelatech.com. The Company will provide the documents incorporated by reference, without charge, upon written or oral request.
MISCELLANEOUS
We are making the Offer to all holders of outstanding shares of Common Stock and Series B Preferred Stock. We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort without incurring any significant expense to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to, nor will tenders of shares of Common Stock or Series B Preferred Stock be accepted from, or on behalf of, the holders of shares of Common Stock or Series B Preferred Stock residing in any such jurisdiction, subject to our obligations to comply with applicable SEC regulations. The Offer will not be made in any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer.
No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of the Series B1 Preferred Stock, or the possession, circulation or distribution of the Offer Documents or any other material relating to us or the Series B1 Preferred Stock in any jurisdiction where action for that purpose is required, subject to our obligations to comply with applicable SEC regulations. Accordingly, the Series B1 Preferred Stock may not be offered or sold, directly or indirectly, and neither the Offer Documents nor any other material relating to us or the Series B1 Preferred Stock may be distributed, or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. Persons into whose possession the Offer Documents come are advised to inform themselves about and to observe any restrictions relating to this Offer, the distribution of the Offer Documents, and the resale of the Series B1 Preferred Stock.
Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth under “Where to Find Additional Information” in this Offer to Exchange.
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES OF COMMON STOCK IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE EXCHANGE AGENT OR THE INFORMATION AGENT.
EXELA TECHNOLOGIES, INC.
April 18, 2022

If you hold shares through a brokerage firm (e.g., Schwab, TD Ameritrade, Fidelity, Robinhood, etc.) contact your brokerage firm and follow their procedures for instructing them to tender your shares.
If you are a registered holder of shares of Common Stock or Series B Preferred Stock (i.e., you do not hold through a brokerage firm), the Letter of Transmittal and any other required documents should be sent or delivered to the Exchange Agent at its address set forth below. To confirm delivery, registered holders are directed to contact the Exchange Agent.
The Exchange Agent for the Offer is
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By Hand or Overnight Delivery:
Continental Stock Transfer & Trust Company
1 State Street — 30th Floor
Attn: Reorg
New York, New York 10004
Questions and requests for assistance or for additional copies of the Offer Documents may be directed to the Information Agent at its respective telephone numbers and mailing addresses set forth below.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Banks and Brokers, Call Collect:
(212) 269-5550
All Others, Call Toll-Free:
(888) 644-6071
Email: exela@dfking.com